UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to sec. 240.14a-12
LIFE TECHNOLOGIES CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 9, 2012

Dear Stockholder:

This year’s Annual Meeting of Stockholders will be held on April 26, 2012 at 8:00 a.m. local time, at the Four Seasons Hotel San Francisco – located at 757 Market Street, San Francisco, CA  94103. You are cordially invited to attend.

We are pleased to furnish proxy materials to our stockholders over the internet pursuant to rules of the U.S. Securities and Exchange Commission. On March 9, 2012, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the Notice) containing instructions on how to access our 2012 Proxy Statement and 2011 Annual Report to Stockholders. The Notice also provides instructions on how to vote online or by telephone, and includes instructions on how to receive a paper copy of the proxy materials by mail. If you received your annual meeting materials by mail, the Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report to Stockholders and proxy card were enclosed.

The Notice of Annual Meeting of Stockholders and the Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

Whether or not you plan to attend the meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important and we encourage you to vote promptly. After reading the Proxy Statement, please make sure to vote your shares by promptly voting electronically or telephonically as described in the enclosed Proxy Statement, or, if you received a paper copy of the proxy card, by completing, dating, signing and returning your proxy card, or attending the annual meeting in person. Instructions regarding all three methods of voting are provided on the proxy card. If you hold shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

We appreciate your comments and encourage you to let us know what you think about our proxy process. You can submit comments to us by going to www.proxydocs.com/life if you are submitting your votes electronically, or by writing comments on the back of your proxy card and mailing it to the address listed on the card.

A copy of our 2011 Annual Report is also enclosed, and we encourage you to view our more in-depth annual report online at www.lifetechnologies.com.

Your vote is very important to us. I urge you to vote “FOR” all nominees and proposals.

I look forward to seeing you at the annual meeting.

Very truly yours,

Gregory T. Lucier
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 26, 2012

To our Stockholders:

The Annual Meeting of Stockholders of Life Technologies Corporation (the Company), will be held on April 26, 2012, at 8:00 a.m. local time, at the Four Seasons Hotel San Francisco – located at 757 Market Street, San Francisco, CA  94103, for the following purposes:

1.

To elect three directors, each to hold office for a one-year term and/or until his or her respective successor is elected and qualified. The Board of Directors has nominated the following persons for election as directors at the meeting: Donald W. Grimm, Ora H. Pescovitz, M.D. and Per A. Peterson, Ph.D.

2.	To consider a proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2012.

3.

To consider a proposal relating to an advisory resolution regarding the compensation of the Company’s named executive officers for the fiscal year ended December 31, 2011 (the Named Executive Officers).

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends a vote “FOR” each of these proposals. Stockholders of record at the close of business on February 27, 2012, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of the stockholders of record on February 27, 2012, will be available at our principal offices, located at 5791 Van Allen Way, Carlsbad, California 92008, for examination during ordinary business hours by any stockholder for any purpose relating to the meeting.

By Order of the Board of Directors,

John A. Cottingham
Chief Legal Officer & Secretary

Carlsbad, California

March 9, 2012

IMPORTANT: Please vote telephonically or electronically, as described in the accompanying materials, or promptly fill in, date, sign and return the enclosed proxy card in the accompanying pre-paid envelope to ensure that your shares are represented at the meeting. You may revoke your proxy before it is voted. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 26, 2012: A complete set of proxy materials relating to our annual meeting is available on the internet. These materials may be viewed at www.proxydocs.com/life.

Life Technologies Corporation

5791 Van Allen Way

Carlsbad, California 92008

2012 Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date	8:00 a.m., April 26, 2012
• Place	The Four Seasons Hotel San Francisco 757 Market Street, San Francisco, CA 94103
• Record Date	February 27, 2012
• Voting	Shareowners as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.
• Admission

You will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), and, if an institutional investor, professional evidence showing your representative capacity for such entity, in each case to be verified against our stockholder list as of the Record Date.

Meeting Agenda

•	Election of three directors
•	Ratification of Ernst & Young as our independent registered public accounting firm for 2012
•	Advisory vote on Executive Compensation

Voting Matters	Board Vote Recommendation	Page References (for more detail)

• Election of Directors	FOR EACH DIRECTOR NOMINEE	4 – 12, 52
• Ratification of Ernst & Young as our registered public accounting firm for 2012	FOR	13 – 15, 53
• Advisory Vote on Executive Compensation	FOR	16 – 43, 54

i

Board Nominees

•	The following table provides summary information about each director nominee. Each director nominee will be elected to a one-year term by a majority of votes cast.

Name	Age	Director Since	Occupation	Experience/Qualification	Committee Memberships	Independent?

Donald W. Grimm	70	1998	Former Sales and Marketing Executive for Eli Lilly & Company Former CEO of Hybritech, Inc.

•  extensive knowledge of the Company’s business, notably with over a decade of experience with its predecessor entity, Invitrogen;

•  years of executive experience in the pharmaceutical industry;

•  marketing, pricing, and sales expertise; and

•  service on other for-profit biotech company boards and board committees.

					• Chairman of the Compensation and Organizational Development Committee • Science and Technology Committee • Former member of the Audit Committee	Yes
Ora H. Pescovitz, M.D.	55	2011	Executive VP for Medical Affairs and Health System CEO for the University of Michigan	• extensive academic, business and medical experience in the health care fields; and • service on non-profit boards.	• Compensation and Organizational Development Committee	Yes
Per A. Peterson, Ph.D.	67	2007	Chairman, Research & Development, Pharmaceuticals at Johnson & Johnson	• extensive experience in pharmaceutical research and development; • executive experience in the pharmaceutical industry; and • academic and research experience.	• Compensation and Organizational Development Committee • Science and Technology Committee	Yes

Auditors

As a matter of good corporate governance, we are asking our stockholders to ratify the selection of Ernst & Young as our independent registered public accounting firm for 2012. Set forth below is summary information with respect to Ernst & Young’s fees for services provided in the last two years.

Type of Fees	2011	2010

	(in thousands)
Audit Fees	$4,885	$5,894
Audit-Related Fees	$265	$365
Tax Fees	$1,163	$1,535
All Other Fees	$0	-

Total	$6,313	$7,794

ii

Executive Compensation Advisory Vote and Discussion and Analysis Overview

We are asking the Company’s stockholders to approve – on an advisory basis – the compensation of the Company’s named executive officers (the Named Executive Officers) for the fiscal year ended December 31, 2011. The Company’s Board of Directors recommends a “FOR” vote because it believes that our compensation policies are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of our stockholders and motivating our Named Executive Officers to remain with the Company for long and productive careers.

Our Executive Compensation and Analysis describes, among other things, our new, Long-Term Incentive (LTI) Compensation Program which began in 2012. The new program reflects a shift towards increased performance-based compensation for our Named Executive Officers (among other executive officers the Company) whereby the Company’s Compensation and Organizational Development (C&OD) Committee has increased the weight of performance-based LTI awards granted to the Company’s executives to 50% in 2012. This change increases the alignment of executive officers with stockholders through the award of stock options, while also holding management accountable for, and tying a meaningful portion of incentive compensation to, the Company’s return on investment capital and revenue growth; the two key financial measures which will determine the payments pursuant to the performance cash plan. The change correlates to the C&OD Committee’s belief that both stock options and the awards under the performance cash plan are performance-based long-term incentive compensation.

Beginning with the annual grant in 2012, LTI compensation will be delivered through a combination of:

¡	time-based vesting restricted stock units (50% of the total LTI award value granted to each executive officer);
¡	stock options (25% of the total LTI award value granted to each executive officer); and
¡	awards under a performance cash plan (25% of the total LTI award value granted to each executive officer).

We encourage you to review our complete Executive Compensation Discussion and Analysis (and the subsequent, related tables) on pages 16 – 43 of this Proxy Statement.

2013 Annual Meeting

• Deadline for stockholder proposals	November 9, 2012

iii

Life Technologies Corporation

5791 Van Allen Way

Carlsbad, California 92008

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is being solicited by the Board of Directors (the Board) of Life Technologies Corporation (also referred to as “Life Technologies”, the “Company”, or “we”) and contains information related to the Annual Meeting of Stockholders (the Annual Meeting) to be held April 26, 2012, at 8:00 a.m. local time, or any adjournment or postponement thereof, for the purposes described in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Four Seasons Hotel San Francisco – located at 757 Market Street, San Francisco, CA  94103. This Proxy Statement was filed with the Securities and Exchange Commission (the SEC) on March 9, 2012, and the approximate date on which the Proxy Statement and the accompanying proxy were first sent or made available to stockholders was March 9, 2012.

Life Technologies will bear the cost of soliciting proxies. In addition to soliciting proxies by mail, telephone or electronic means, we may request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have Life Technologies stock registered in their names and will reimburse them for their reasonable, out-of-pocket costs. We may also use the services of our officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. In addition, Life Technologies has retained Alliance Advisors, LLC and Phoenix Advisory Partners to solicit stockholder proxies at a total cost of approximately $14,000 plus reimbursement of reasonable out-of-pocket expenses.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters presented in this Proxy Statement. These matters include: the election of directors, the ratification of the reappointment of Ernst & Young LLP as our independent registered public accounting firm, and an advisory approval of the compensation of the Company’s named executive officers for the fiscal year ended December 31, 2011 (the Named Executive Officers). In addition, management will report on Life Technologies’ performance during 2011 and will respond to questions from our stockholders. The Annual Report for the fiscal year ended December 31, 2011, is available online at www.lifetechnologies.com.

Who is entitled to vote at the meeting?

Stockholders of record as of the close of business on the record date, February 27, 2012, are entitled to vote the shares of Life Technologies stock they held on the record date at the Annual Meeting. As of the close of business on the record date, there were 178,267,389 shares of the Company’s common stock (the Common Stock) outstanding and entitled to vote.

Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement.

What does it mean to be a “stockholder of record”?

If, on February 27, 2012, your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a “stockholder of record.” As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to promptly fill out and return the enclosed proxy card to ensure your vote is counted.

What does it mean to beneficially own shares in “street name”?

If, on February 27, 2012, your shares were held in an account at a broker, bank, trust, or other agent (we will refer to those organizations collectively as “broker”), then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that broker. The broker holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account and you are invited to attend the Annual Meeting; however, since you are not a stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker.

How is a quorum established and what is the vote required for each proposal?

The Company’s Seventh Amended and Restated Bylaws (the Bylaws) provide that a majority of all the outstanding shares of stock entitled to vote, whether present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Votes for and against, abstentions and “broker non-votes” will be counted for purposes of determining the presence or absence of a quorum.

A “broker non-vote” occurs when your broker submits a proxy card for your shares of Common Stock held in street name, but does not vote on a particular proposal because the broker has not received voting instructions from you and does not have the authority to vote on that matter without instructions. Under the rules that govern brokers, brokers have the discretion to vote on routine matters, but not on non-routine matters. The ratification of the appointment of the Company’s independent registered public accounting firm is a matter considered routine under applicable rules. Non-routine matters include the election of directors, and the advisory approval of the compensation of the Named Executive Officers.

Under the Bylaws, at any meeting of stockholders for the election of directors at which a quorum is present, each director shall be elected by the vote of a majority of the votes cast with respect to the director; provided that, in the event of a contested election, directors shall be elected by a plurality of votes cast by the stockholders entitled to vote at election. All other matters shall be determined by a majority of the votes cast, unless otherwise required by applicable law, rule or regulation or the Company’s charter documents. The specific vote required for the election of directors and for the approval of each of the other proposals is set forth under each proposal.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials (instead of a full set of proxy materials)?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Doing so helps save significant printing and postage costs as well as natural resources. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the Notice) to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How do I vote?

All shares represented by a proxy will be voted, and, where a stockholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made.

If you are a stockholder with shares registered in your name, you may vote by one of the following three methods:

•

Vote via the Internet.   Go to the web address http://www.proxydocs.com/life and follow the instructions for internet voting shown on the proxy card mailed to you. If you vote via the internet, you should be aware that there may be incidental costs associated with electronic access, such as your usage charges from your internet access providers and telephone companies, for which you will be responsible.

•	Vote by Telephone. Dial 1-866-390-5390 and follow the instructions for telephone voting shown on the proxy card mailed to you.

•

Vote by Proxy Card mailed to you.   If you do not wish to vote by the internet or by telephone, please complete, sign, date and mail the Proxy Card in the envelope provided. If you vote via the internet or by telephone, please do not mail your Proxy Card.

The internet and telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded.

If your shares are held by a broker, bank or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”), you will receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker, bank or other stockholder of record to determine whether you will be able to vote electronically via the internet or by telephone. Your broker may vote your shares on the proposal to ratify our independent auditors, but will not be permitted to vote your shares with respect to the other proposals unless you provide instructions as to how to vote your shares.

Once you have given your proxy, you may revoke it at any time prior to the time it is voted, by delivering to the Secretary of the Company at the Company’s principal offices either a written document revoking the proxy or a duly executed proxy with a later date, or by attending the Annual Meeting and voting in person. Merely attending the Annual Meeting will not, by itself, revoke a proxy. Please note, however, that your shares are held of record by a broker, bank or other nominee, and, if you wish to vote at the Annual Meeting, you must obtain and bring to the Annual Meeting a proxy card issued in your name from the broker, bank or other nominee. Otherwise, you will not be permitted to vote at the Annual Meeting.

Votes submitted by telephone or via the internet must be received by 5:00 p.m., Eastern Time, on April 25, 2012.

How do I attend the Annual Meeting?

Admission to the Annual Meeting is limited to Life Technologies’ stockholders, a member of their immediate family or their named representatives. Upon your arrival at the meeting location, you will need to a present identification so that we can verify that only stockholders of record as of the Record Date (and acceptable guests, if any) are attending. If you are a stockholder who is an individual, you will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), or, if you are representing an institutional investor, you will need to present government-issued photo identification and professional evidence showing your representative capacity for such entity. In each case, which we will verify such documentation with our Record Date stockholder list. We reserve the right to limit the number of immediate family members or representatives who may attend the meeting.

Voting Results

We may announce preliminary voting results at the Annual Meeting. We will report final results in a Form 8-K report filed with the SEC within four business days following the Annual Meeting.

ELECTION OF DIRECTORS

At the 2012 Annual Meeting of Stockholders, three individuals are up for election to the Company’s Board of Directors. Additionally, eight Company directors are continuing in previously-approved terms, and one is retiring in accordance with our Corporate Governance Principles. The nominees for election at the 2012 Annual Meeting of Stockholders are Donald W. Grimm, Ora H. Pescovitz, M.D. and Per A. Peterson, Ph.D., all of whom are incumbent directors.

We previously had a classified Board of Directors, such that directors in designated classes (Class I, II and III) were elected for three-year terms, however, at the 2011 Annual Meeting of Stockholders, the Company’s stockholders voted for actions which resulted in a phased declassification of the Board of Directors beginning this year. Per the declassification process, by 2014, all directors of the Company will be subject to annual election.

At last year’s Annual Meeting of Stockholders, four individuals (Balakrishnan S. Iyer, Gregory T. Lucier, Ronald A. Matricaria, and David C. U’Prichard, Ph.D.) were elected to a three-year term as “Class III” directors, and two individuals (William H. Longfield and Ora H. Pescovitz, M.D.) were elected to join Donald W. Grimm and Per A. Peterson as “Class I” directors. Our four “Class II” directors (George F. Adam, Jr., Raymond V. Dittamore, Arnold J. Levine, Ph.D., and Bradley G. Lorimier) were previously elected to a three-year term which ends at the 2013 Annual Meeting of Stockholders.

At this 2012 Annual Meeting of Stockholders, three former “Class I” directors (Donald W. Grimm, Ora H. Pescovitz, M.D. and Per A. Peterson, Ph.D.) are at the end of their previously-approved terms, and are up for election for a one-year term (the shorter term on account of the declassification of our board as noted above). Mr. Longfield will be retiring as a director immediately following the Annual Meeting in accordance with our Corporate Governance Principles, which provide that the Board may only nominate individuals who are 72 years of age or younger on the date of the election of such individual. The Board has chosen not to fill the vacancy created by Mr. Longfield’s retirement.

In all cases, a director’s term continues until their respective successors are duly elected and qualified.

If a quorum is present at the Annual Meeting (representation, including via proxy, of a majority of all the outstanding shares of stock entitled to vote), each of the three nominees for director receiving the majority of votes cast for such nominee will be elected. A majority of the votes cast means that the number of shares voted “FOR” a director exceeds the number of votes cast “AGAINST” that nominee. Abstentions and broker non-votes will not have any effect on the outcome of the vote. If any nominee declines to serve or becomes unavailable for any reason, or, if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), your proxy may be voted for such substitute nominee as the proxy holders may designate.

The following information relates to the nominees listed above and to the Company’s other directors whose terms of office will extend beyond the Annual Meeting, and sets forth the specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director. In addition to this information, we also believe that each of our director nominees and serving directors posses the highest personal and professional ethics, integrity and values, and are committed to representing the long-term interests of our stockholders. They each have demonstrated an inquisitive and objective perspective, business acumen and an ability to exercise sound judgment, as well as a commitment of service to Life Technologies and our Board. Finally, we value their significant experience on other public, private and non-profit boards of directors and board committees.

Nominees for election at the 2012 Annual Meeting of Stockholders

Director Nominees

Donald W. Grimm (age 70)

Director since June 1998. Mr. Grimm has been a director of Hamilton BioVentures, LLC since August 2001. Since June 1995, Mr. Grimm has served as Chairman and President of Strategic Design, LLC, a strategic planning and consulting company. Mr. Grimm retired from Eli Lilly & Company, a research-based pharmaceutical company, in December 1993 after twenty-three (23) years of service. Mr. Grimm held positions at Eli Lilly as Director of Worldwide Pharmaceutical Pricing, Director of Pharmaceutical Market Research and Director of Sales. Following these assignments, Mr. Grimm was President and CEO of Hybritech, Inc., a wholly owned subsidiary of Lilly. In addition, Mr. Grimm is currently a director of several private companies. Mr. Grimm received his B.S. in pharmacy and his M.B.A. from the University of Pittsburgh. We believe Mr. Grimm’s qualifications to sit on our Board of Directors include his extensive knowledge of the Company’s business (notably with over a decade of experience with its predecessor entity, Invitrogen), his twenty-three (23) years of executive experience in the pharmaceutical industry, his marketing, pricing, and sales expertise, significant experience in corporate governance, and his service on other for-profit biotech company boards and board committees.

Ora H. Pescovitz, M.D. (age 55)

Director since April 2011. On May 11, 2009, Dr. Pescovitz became the University of Michigan’s first female Executive Vice President for Medical Affairs and Health System Chief Executive Officer. In this role, Dr. Pescovitz is responsible for the leadership and management of the Health System, which includes the University of Michigan Hospitals and Health Centers, the University of Michigan Medical School, clinical services of the University of Michigan School of Nursing and the Michigan Health Corp. As CEO of one of the nation’s leading research institutions, Dr. Pescovitz is responsible for oversight of $3 billion in revenue and a Medical School ranked 6th nationally in NIH funding awarded and with more than $481 million in total in research funding.

Prior to taking the University of Michigan post, Dr. Pescovitz had an extensive career serving as executive associate dean for Research Affairs at Indiana University School of Medicine from 2000-2009, president and CEO of Riley Hospital for Children in Indianapolis from 2004-2009 and interim Vice President for Research Administration at Indiana University from 2007-2009. Dr. Pescovitz is a nationally recognized pediatric endocrinologist and researcher who has published 180 papers and books, and received numerous awards for her research and teaching. Most recently, the Endocine Society named her the 2011 recipient of its prestigious Robert H. Williams Distinguished Leadership Award for her exceptional contributions to endocrinology through her leadership, teaching and research and her mentorship of trainees and associates. Dr. Pescovitz has served as president of the Society for Pediatric Research, the nation’s largest pediatric research organization, president of the Lawson Wilkins (North American) Pediatric Endocrine Society, chair of the March of Dimes Grants Review Committee, and a member of the Ad-Hoc Group for Medical Research Funding, the board of the Hormone Foundation, the board of the National Association of Children’s Hospitals and Related Institutions (NACHRI), and is currently on the board of the Children’s Miracle Network. Dr Pescovitz received her B.M.Sc. in the Honors Program in Medical Education at Northwestern University and her M.D. at Northwestern University Medical School. We believe Dr. Pescovitz’s qualifications to sit on our Board of Directors include her extensive academic, business and medical experience in the health care fields and her service on non-profit boards.

Per A. Peterson, Ph.D. (age 67)

Director since March 2007. Dr. Peterson recently retired as Chairman, Research & Development, Pharmaceuticals at Johnson & Johnson. Dr. Peterson joined Johnson & Johnson in 1994 as Vice President, Drug Discovery, of the R.W. Johnson Pharmaceutical Research Institute. Dr. Peterson is also a Director for Entelos, Inc., a life sciences company focused on improving human health through predictive biosimulation, which he joined in 2007 and Bio Investment Group, each of which are privately held companies. Dr. Peterson was named Group Vice President of the Pharmaceutical Research Institute in April 1998 and its president in

November 1998. In 2000, Dr. Peterson was named Chairman, Research & Development,
Pharmaceuticals Group and became a member of the Executive Committee in 2001. Prior to joining Johnson & Johnson, Dr. Peterson spent eight (8) years at Scripps Research Institute in
La Jolla, CA, where he headed the Division of Molecular Immunogenics before being appointed Chairman of the Department of Immunology in 1987. Dr. Peterson had earlier served as Director of the Wallenberg Laboratory, as well as professor of cell biology at the University of Uppsala, Sweden. Born in Kalmar, Sweden, Dr. Peterson received his B.M. in medicine and his Ph.D. in medicinal biochemistry from the University of Uppsala, Sweden. We believe Dr.
Peterson’s qualifications to sit on our Board of Directors include his extensive experience in pharmaceutical research and development, his executive experience in the pharmaceutical industry, and his academic and research experience.

The Board of Directors recommends a vote “FOR” the nominees named above.

Directors Continuing in Office

Class II

(Term Ends 2013)

George F. Adam, Jr. (age 65)

Director since November 2008. Mr. Adam previously served on the Board of Applied Biosystems, and is the Chairman and Chief Executive Officer of Recondo Technology, Inc., a private healthcare software development company that he founded in 2007. Mr. Adam founded Adam Aircraft Industries, Inc., a designer and manufacturer of advanced aircraft, and New Era of Networks, Inc., an e-business infrastructure provider that went public in 1997 and filed for Chapter 7 bankruptcy proceedings on February 15, 2008. Mr. Adam previously served as a general partner at Goldman, Sachs & Co. Before Goldman Sachs, Mr. Adam held executive positions at Baxter Healthcare, FMC, Litton Industries, and IBM. Mr. Adam also previously served on the Board of Directors for TransUnion, Inc. Mr. Adam received his B.S. in engineering from the United States Military Academy at West Point and an M.B.A. from Golden Gate University. We believe Mr. Adam’s qualifications to sit on our Board of Directors include his executive experience in the healthcare and computer businesses, his experience in the investment banking industry, his understanding of the Applied Biosystems business, and his experience on other public company boards and board committees.

Raymond V. Dittamore (age 68)

Director since July 2001. Mr. Dittamore also serves as a director of QUALCOMM Incorporated and was formerly a member of the Board of Directors of Gen-Probe Incorporated and Digirad Corporation. In June 2001, Mr. Dittamore retired as a partner of Ernst & Young after thirty-five (35) years of service. Mr. Dittamore brings over three decades of public accounting experience to the Board of Directors, primarily serving companies in the life sciences industry. Mr. Dittamore received his B.S. from San Diego State University. We believe Mr. Dittamore’s qualifications to sit on our Board of Directors include his thirty-five (35) years of experience with Ernst & Young, his experience in working with life sciences companies, his service on other public company boards and audit committees, and his status as a financial expert under Sarbanes-Oxley.

Arnold J. Levine, Ph.D. (age 72)

Director since November 2008. Dr. Levine previously served on the Board of Applied Biosystems, a position he held since 1999. Dr. Levine is a professor at the Institute for Advanced Study and currently serves on the Boards of Theravance Corporation and Infinity Pharmaceuticals. Dr. Levine previously served as President and Chief Executive Officer of Rockefeller University from 1998 to 2002 and was the Harry C. Weiss Professor of the Life Sciences and Chairman of the Molecular Biology Department at Princeton University from 1984 to 1998. Dr. Levine received his B.A. from SUNY Binghamton and a Ph.D. from the University of Pennsylvania. We believe Dr. Levine’s qualifications to sit on our Board of Directors include his more than twenty-five (25) years of experience in academic positions relating to the life sciences, his status as a prominent inventor in the field of molecular biology, his understanding of the Applied Biosystems business, and his service on other public company boards.

Bradley G. Lorimier (age 66)

Director since November 1998. Mr. Lorimier served as Senior Vice President, Business Development and Director of Human Genome Sciences, Inc., a biotechnology company, from March 1994 to June 1997. Mr. Lorimier was a director of Matrix Pharmaceutical, Inc. from December 1997 to March 2002, and was a Director and Chairman of the Board of Avalon Pharmaceuticals, Inc. from January 2000 to May 2009. Mr. Lorimier was Chairman of Avalon from January 2008 to May 2009. Mr. Lorimier was also a Director for several private companies. Mr. Lorimier received his B.S. in biology from the University of Illinois. We believe Mr. Lorimier’s qualifications to sit on our Board of Directors include his extensive knowledge of the Invitrogen business, his executive experience in the biotech and pharmaceutical industries, and his service on other public company boards and board committees.

Class III

(Term Ends 2014)

Balakrishnan S. Iyer (age 55)

Director since July 2001. Mr. Iyer is currently a director of Skyworks Solutions, Inc., Power Integrations, Inc., IHS Inc., and Qlogic Corporation. From October 1998 to June 2003, Mr. Iyer was Senior Vice President and Chief Financial Officer of Conexant Systems, Inc., where he served as a member of the Board of Directors of from February 2002 to April 2011. Mr. Iyer previously served as Senior Vice President and Chief Financial Officer of VLSI Technology, Inc., where he was responsible for all worldwide financial functions, information technology and strategic planning. During his career, Mr. Iyer has held a variety of other key management positions, including Finance Director and Group Controller for a $1 billion business at Advanced Micro Devices. Mr. Iyer received his B.S. in mechanical engineering from the Indian Institute of Technology, Madras and his M.S. in industrial engineering from the University of California, Berkeley. Mr. Iyer also received an M.B.A. in finance from the Wharton School. We believe Mr. Iyer’s qualifications to sit on our Board of Directors include his experience as a chief financial officer, his service on other public company boards and audit committees, and his status as a financial expert under Sarbanes-Oxley.

Gregory T. Lucier (age 47)

Chairman of the Board at Life Technologies, a global biotechnology company with 75,000 customers in more than 160 countries. Ranked 9th out of the 50 most innovative companies in the world and No. 1 in life sciences by Fast Company magazine, Life Technologies has a heritage of providing more than 50,000 leading products and services that enable breakthrough discoveries across the entire biological research spectrum. Mr. Lucier creates a culture of relentless speed and innovation and leverages his broad experience in healthcare to position the company to usher in new era of personalized medicine. This initiative is expected to be facilitated through future deployment of the Ion Proton Sequencer, a technology that is designed to sequence a human genome in one day for $1,000. The rapid development of this technology, coupled with the company’s more than 4,000 patents and exclusive licenses, underscore the growing significance life science, research and biology will play in shaping the future of our health, agriculture and energy.

Mr. Lucier serves on the Board of Directors at Synthetic Genomics, Inc. and CareFusion Corporation, where he is also the Chairman of the Human Resources and Compensation Committee. He is the former Chairman of the Board of Trustees of the Sanford Burnham Medical Research Institute. He received his B.S. in Engineering from Pennsylvania State University and an M.B.A. from Harvard Business School.

Ronald A. Matricaria (age 69)

Director since July 2004. Mr. Matricaria is the former Chairman and Chief Executive Officer of St. Jude Medical, Inc. Mr. Matricaria spent twenty-three (23) years with Eli Lilly and Company, Inc., serving in several leadership roles. Mr. Matricaria’s last positions with Eli Lilly were as Executive Vice President of the Pharmaceutical Division and President of North American operations. Mr. Matricaria also served as President of Eli Lilly International Corporation. In 2002, Mr. Matricaria was recognized by the medical device industry with a lifetime achievement award. In addition, Mr. Matricaria is currently the Chairman of the Board of each of Kinetic Concepts, Inc. and Volcano Therapeutics, Inc., a member of the Board of Directors of Hospira, Inc. and Phoenix Children’s Hospital, and is also Trustee Emeritus of the University of Minnesota Foundation. Mr. Matricaria holds a B.S. from the Massachusetts College of Pharmacy and was awarded an honorary doctorate degree in pharmacy in recognition of his contributions to the practice of pharmacy. We believe Mr. Matricaria’s qualifications to sit on our Board of Directors include his experience as the CEO of a prominent health care organization, his twenty-three (23) years of executive experience in the pharmaceutical industry, and his service on other public company boards and board committees.

David C. U’Prichard, Ph.D. (age 63)

Director since April 2004. Dr. U’Prichard currently serves as a partner with the private equity firm Druid Bio Venture Partners, and President of Druid Consulting LLC, a consulting firm specializing in the pharmaceutical and biotechnology industries. From September 1999 to April 2003, Dr. U’Prichard served as CEO of 3-Dimensional Pharmaceuticals, Inc. Dr. U’Prichard served as Chairman of Research and Development at SmithKline Beecham from July 1997 to March 1999 and in senior R&D management positions at ICI/Zeneca from July 1986 to June 1997. Dr. U’Prichard has also served as an Associate Professor of Pharmacology and Neurobiology at Northwestern University Medical School and has held academic appointments at The Johns Hopkins University, and the Universities of Maryland and Pennsylvania. Dr. U’Prichard is an honorary professor at the University of Glasgow, serves as Chairman of the Board of Cyclacel Pharmaceuticals Inc. (Berkeley Heights, NJ) and is a Director of Iroko Pharmaceuticals (Philadelphia, PA), Naurex, Inc. (Chicago, IL), and Angstrom Pharmaceuticals (San Diego, CA). Dr. U’Prichard previously served as Chairman of the Board of Oxagen Limited (Oxford, UK) and as a Director of Ocimum Biosolutions (Hyderabad, India and Gaithersburg, MD). Dr. U’Prichard received his B.S. in pharmacology from the University of Glasgow and a Ph.D. in pharmacology from the University of Kansas. We believe Dr. U’Prichard’s qualifications to sit on our Board of Directors include his extensive experience in pharmaceutical research and development, his executive and consulting experience in the pharmaceutical and biotechnology industries, his academic experience, and his service on other public company boards and board committees.

How often did the Board of Directors meet during 2011?

During the fiscal year ended December 31, 2011, the Board of Directors held seven meetings. Each current director serving on the Board in fiscal year 2011 attended at least 75% of the meetings of the Board and the committees on which he or she served. The Board meets in Executive Session, without any members of management present, at each regularly scheduled meeting. The independent directors elect a Presiding Director annually. Ronald A. Matricaria served as the Presiding Director in 2011 and presided at six Executive Sessions in 2011, with W. Ann Reynolds, Ph.D. serving as the Presiding Director for the final time at the February 2011 meeting.

What are the Corporate Governance Principles adopted by the Board of Directors?

Our Corporate Governance Principles are designed to ensure effective corporate governance of our Company. Our Corporate Governance Principles cover topics including, but not limited to, director qualification criteria, director responsibilities (including those of the Presiding Director), director compensation, director orientation and continuing education, communications from stockholders to the Board, succession planning and the evaluations of the Board and its committees. Our Corporate Governance Principles are reviewed regularly by the Governance and Nominating Committee and revised when appropriate. The full text of our Corporate Governance Principles is available on the Investor Relations section of our website at ir.lifetechnologies.com.

Who are the independent directors on the Board of Directors?

The Board has determined that, other than Gregory T. Lucier, our CEO, each of the members of the Board is an independent director in accordance with Nasdaq listing standards and our Corporate Governance Principles.

What is the Company’s policy regarding attendance by the Board of Directors at the Annual Meeting of Stockholders?

Members of the Board are strongly encouraged to attend the 2012 Annual Meeting of Stockholders. At the 2011 Annual Meeting of Stockholders, all twelve of the incumbent directors were present.

What is the leadership structure of our Board of Directors?

Our Bylaws and Corporate Governance Principles provide our Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure is in the best interests of our company. Currently, Mr. Lucier serves as both Chairman of the Board of Directors and Chief Executive Officer. Our Board has determined that this structure is the most effective leadership structure for our company at this time. The Board believes that Mr. Lucier is the director best situated to identify strategic opportunities and focus the activities of the Board due to his full-time commitment to the business and his company-specific experience. The Board also believes that the combined role of Chairman/Chief Executive Officer promotes effective execution of strategic imperatives and facilitates information flow between management and the Board.

Our Board has determined that maintaining the independence of the Company’s directors other than Mr. Lucier, managing the composition and function of its committees, and appointing an independent Presiding Director having the duties described below help maintain the Board’s strong, independent oversight of management. In accordance with our Corporate Governance Principles, our Board of Directors consists of a supermajority of independent directors (more specifically, all but Mr. Lucier are independent). These independent directors meet regularly in executive session without the presence of management or non-independent directors. In addition, our Audit, Compensation and Organizational Development, and Governance and Nominating Committees, which oversee critical matters such as the integrity of our financial statements, the compensation of executive management, the selection and evaluation of directors, and the development and implementation of corporate governance policies, each consist entirely of independent directors. Furthermore, our Board annually appoints an independent director to serve as Presiding Director. The Presiding Director has the responsibility of providing input to the Chairman/Chief Executive Officer on agenda items for meetings of the Board and the Board committees and of serving as a point person for stockholder communications with the Board. The Presiding Director presides over all executive sessions and meetings of the independent directors, defines the agenda for the executive sessions, gives feedback to the Chief Executive Officer following such executive sessions, serves as a point of leadership during special situations, ensures that all directors have an equal voice, and assists the Chairman or members of management in managing corporate crises, to the extent they arise, making related communications to the other directors. In addition to the Presiding Director, our other directors are encouraged to make suggestions for Board agenda items or pre-meeting materials.

What standing committees has the Board of Directors established?

The Board of Directors has established an Audit Committee, a Compensation and Organizational Development Committee, a Governance and Nominating Committee, and a Science and Technology Committee. Each committee operates under a written charter approved by the Board. The charter of each committee is available on the Investor Relations section of our website at ir.lifetechnologies.com. The Audit Committee consists of Mr. Dittamore, Mr. Adam, Mr. Iyer and Mr. Lorimier, and Mr. Iyer serves as the Chairman. The Compensation and Organizational Development Committee consists of Dr. Pescovitz, Mr. Grimm, Mr. Longfield and Dr. U’Prichard, and Mr. Grimm serves as the Chairman. The Governance and Nominating Committee consists of Mr. Iyer, Mr. Dittamore, Mr. Matricaria, and Dr. Peterson, and Mr. Dittamore serves as the Chairman. The Science and Technology Committee consists of Dr. Peterson, Mr. Grimm, Dr. Levine, Mr. Lorimier and Dr. U’Prichard, and Dr. Peterson serves as the Chairman.

Audit Committee.    The Audit Committee’s function is to review with our independent registered public accounting firm and management the annual financial statements and independent registered public accounting firm opinion, review and maintain direct oversight of the plan, scope and results of the audit by the independent registered public accounting firm, review and approve all professional services performed and related fees charged by the independent registered public accounting firm, be solely responsible for the retention or replacement of the independent registered public accounting firm, and monitor the adequacy of the Company’s accounting and financial policies, controls, and reporting systems. During 2011, the Audit Committee held six meetings.

The Board and the Audit Committee believe that the Audit Committee’s current member composition satisfies the Nasdaq listing standards that govern audit committee composition and the Company’s Corporate Governance Principles, including the requirement that each audit committee member is “independent” under the Nasdaq listing standards and the applicable rules and regulations of the SEC. Additionally, the Company certifies that it has, and will continue to have, at least one member of the Audit Committee that is defined as an “audit committee financial expert” as such term is defined by the SEC with past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Currently, the Board has determined that Raymond V. Dittamore and Balakrishnan S. Iyer are “audit committee financial experts.” Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee below.

Compensation and Organizational Development Committee.    The functions of the Compensation and Organizational Development Committee in 2010 included providing guidance to management and assisting the Board in matters relating to the compensation of the Board, CEO and senior executives, the organizational structure of the Company, the Company’s compensation and benefits programs, the Company’s succession, retention and training programs, and such other matters that have a direct impact on the success of our human resources. During 2011, the Compensation and Organizational Development Committee held six meetings.

The Board and the Compensation and Organizational Development Committee believe that the Compensation and Organizational Development Committee’s current member composition satisfies the Nasdaq listing standards that govern committee composition and the Company’s Corporate Governance Principles, including the requirement that committee members are “independent” under the Nasdaq listing standards. In addition, the members of the Compensation and Organizational Development Committee qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Governance and Nominating Committee.    The functions of the Governance and Nominating Committee include leading any searches for new Board candidates and making recommendations to the Board regarding director nominees to be put forth by the Board at each annual meeting of stockholders. In addition, the area of corporate governance has taken on increasing importance in the creation and preservation of stockholder value. Therefore, the Governance and Nominating Committee focuses on core processes that the Board and its committees utilize to carry out their responsibilities, including fundamental issues such as how decisions are made. During the year ended December 31, 2011, the Governance and Nominating Committee held five meetings.

The Board of Directors and the Governance and Nominating Committee believe that the Governance and Nominating Committee’s current member composition satisfies the Nasdaq listing standards that govern committee composition and the Company’s Corporate Governance Principles, including the requirement that committee members are “independent” as that term is defined under the Nasdaq listing standards.

The Science and Technology Committee.    The Science and Technology Committee examines management’s direction and investment in the Company’s research and development and technology initiatives. The Science and Technology Committee functions as a broadly knowledgeable and objective group of scientists and non-scientists to consider and report periodically to the Board on matters relating to the investment in the Company’s research and development and technology initiatives. The Science and Technology Committee’s actions are generally related to high-level policy and strategy. The administration of the research and development function remains the responsibility of management. During the year ended December 31, 2011, the Science and Technology Committee held four meetings.

What is the Board’s Role in Risk Oversight?

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, management and mitigation strategies. The Board has developed an agenda of risk topics that are presented to the Board or one of its Committees on an annual basis. When a Committee receives such a report, the Chairman of the Committee discusses the report with the full Board during the next Board meeting. This practice enables the Board and its Committees to coordinate risk oversight for the Company, particularly regarding the interrelationship among various risks. Consistent with its charter, the Audit Committee discusses our policies with respect to risk assessment and risk management. The Compensation and Organizational Development Committee and the Board each discuss the relationship between our compensation policies and corporate risk to assess whether these policies encourage excessive risk-taking by executives and other employees.

Who are the director nominees for election at the 2012 Annual Meeting of Stockholders?

Any stockholder of the Company may nominate one or more persons for election as a director of the Company at an Annual Meeting of Stockholders if the stockholder complies with the notice, information and consent provisions contained in the Company’s Bylaws. The Company’s Bylaws are available publicly on the Investor Relations section of our website at ir.lifetechnologies.com. In addition, the Governance and Nominating Committee will consider for inclusion in its nominations of new directors those nominees recommended by stockholders who have held at least 1% of the outstanding voting securities of the Company for at least one year and who satisfy the notice, information and consent provisions set forth in our Bylaws. Board candidates referred by such stockholders will be considered on the same basis as Board of Directors candidates referred from other sources. Any stockholder who wishes to recommend for the Governance and Nominating Committee’s consideration a prospective nominee to serve on the Board of Directors may do so by giving the candidate’s name and qualifications in writing to the Company’s Secretary at the following address: 5791 Van Allen Way, Carlsbad, CA  92008.

The Governance and Nominating Committee recommended Donald W. Grimm, Ora H. Pescovitz, M.D.and Per A. Peterson, Ph.D. to be nominated by the Board for election to the Board at the Annual Meeting of Stockholders.

When selecting non-incumbent candidates and reviewing the qualifications of incumbent candidates for the Board, the Governance and Nominating Committee considers the Company’s Corporate Governance Principles, which include the following:

•

Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. They must be actively engaged in the pursuit of information relevant to the Company’s business and must constructively engage their fellow Board members, the CEO, and other members of management in dialogue and decision making.

•

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities.

Our Corporate Governance Principles also specify that our Board should represent a diverse experience at policy-making levels in business and technology in areas that are relevant to our global activities. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

A supermajority of at least two-thirds of the directors will be independent directors as defined in the Nasdaq listing standards and our Corporate Governance Principles. Directors who do not meet these independence standards also make valuable contributions to the Board and to the Company through their experience and wisdom.

In general, to be considered independent under the Nasdaq listing standards and our Corporate Governance Principles, the Board must determine, among other things, that a director does not have any relationships that, in the Board’s opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board will make an affirmative finding with respect to the independence of directors not less frequently than annually. The Board has determined that other than Mr. Lucier, the Company’s CEO, each of the current members of the Board, including the current nominees for director, are independent directors.

In addition to the policy that a supermajority of the Board members satisfy the independence standards discussed in the section above, members of the Audit Committee must also satisfy additional independence and experience requirements under the rules and regulations promulgated by the SEC. Specifically, they may not directly or indirectly receive any compensation from the Company other than their directors’ compensation, must not have participated in preparing the financial statements of the Company or any of its subsidiaries during the past three years, and must not be affiliated with the Company except through their membership on the Board and its committees.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board in its general oversight of Life Technologies’ financial reporting, internal controls and audit functions. As described in the Audit Committee Charter, which is available on the Investor Relations section of our website at ir.lifetechnologies.com, the Audit Committee has oversight responsibilities to stockholders, potential stockholders, the investment community, and other stakeholders related to the:

•	integrity of the Company’s financial statements;

•	financial reporting process;

•	systems of internal accounting and financial controls;

•	performance of the Company’s internal audit function and independent registered public accounting firm;

•	independent registered public accounting firm’s qualifications and independence; and

•	compliance with ethics policies and legal and regulatory requirements.

The Audit Committee is composed solely of independent directors as required by the SEC and defined by the Nasdaq listing standards.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of Life Technologies’ financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting. In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and Ernst & Young LLP.

During 2011, the Audit Committee met on six occasions. The Audit Committee provided oversight of management’s assessment of the adequacy of Life Technologies’ internal control over financial reporting in accordance with the requirements of the Sarbanes-Oxley Act of 2002. The Committee received periodic updates from management and Ernst & Young LLP relating to such assessment. The Audit Committee held regular private sessions with Ernst & Young LLP to discuss their audit plan for the year, the results of their quarterly reviews, and the annual audit.

The Audit Committee provided oversight on the Company’s policies and procedures relating to risk assessment and risk management and on the legal and regulatory compliance programs. The Committee received periodic reports on these matters throughout the year.

Life Technologies has an internal audit department that reports directly to the Audit Committee. The Audit Committee provided oversight on the internal audit plan developed by the internal audit department and received regular updates on internal audit activity.

The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence from the Company. The Audit Committee also has considered whether the provision of non-audit services to the Company is compatible with the independence of Ernst & Young LLP. In addressing the quality of management’s accounting judgments, the Audit Committee asked for management’s representations and reviewed certifications prepared by the CEO and CFO that the unaudited quarterly and audited consolidated financial statements of the Company fairly present, in all material respects, the financial condition and results of operations of the Company.

Based on the review of the consolidated financial statements and discussions with and representations from management and Ernst & Young LLP referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Life Technologies’ Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

AUDIT COMMITTEE

Balakrishnan S. Iyer, Chairman

George F. Adam

Raymond V. Dittamore

Bradley G. Lorimier

PRINCIPAL ACCOUNTING FEES AND SERVICES

In connection with the audit of the 2011 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP has performed audit services for the Company.

The following table sets forth the aggregate fees agreed to by the Company for the annual and statutory audits for the fiscal years ended December 31, 2011 and 2010, and all other fees paid by the Company during 2011 and 2010 to its independent registered public accounting firm, Ernst & Young LLP:

	For the Years Ended December 31,
(In thousands)	2011	2010
Audit Fees	$4,885	$5,894
Audit-Related Fees	$265	365
Tax Fees	$1,163	1,535
All Other Fees	$0	—

Total	$6,313	$7,794

The Audit Committee has determined that the rendering of all non-audit services by Ernst & Young LLP is compatible with maintaining the independence of the independent registered public accounting firm. The fees listed under “Audit Fees” above were incurred for service related to the annual audit of the Company’s consolidated financial statements, including the audit of internal control over financial reporting, reviews of the Company’s interim consolidated financial statements on Form 10-Q, SEC registration statements, accounting consultations and services that are normally provided in connection with statutory and regulatory filings and engagements. The fees listed under “Audit-Related Fees” above were incurred for services related to mergers and acquisitions, including accounting consultations, dispositions and benefit plan audits. The fees listed under “Tax Fees” above were incurred for service related to federal, state and international tax compliance, tax advice and tax planning.

Policy Regarding Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all non-audit services to be provided by Life Technologies’ outside auditors, Ernst & Young LLP. In addition, the Audit Committee pre-approves all audit and audit related services provided by Ernst & Young LLP. The Audit Committee has delegated to the chairman of the Audit Committee the ability to pre-approve non-audit services. Such pre-approval is later reported to the Audit Committee. A further discussion of the fees paid to Ernst & Young LLP for audit and non-audit expenses is included above under the heading “PRINCIPAL ACCOUNTING FEES & SERVICES.”

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

The Compensation and Organizational Development Committee of the Company’s Board of Directors (the “Committee”) is composed of the following four Board members: Donald W. Grimm, who serves as Chairperson, William H. Longfield, Ora H. Pescovitz, M.D., and David C. U’Prichard, Ph.D. The members of the Committee are non-employee directors as defined under Rule 16b-3 of the Exchange Act, independent directors as defined under the Nasdaq rules and outside directors within the meaning of Section 162(m) of the Internal Revenue Code and applicable regulations.

The Committee’s primary responsibility is to develop high-level policies, strategy and guidance related to the Company’s executive compensation, benefits, and succession planning. As part of its duties and responsibilities, the Committee oversees and approves all aspects of the executive compensation program for the Company’s Section 16 officers (the “executive officers”), including the following 2011 Named Executive Officers (“NEOs”):

•	Gregory T. Lucier, Chairman & Chief Executive Officer (“CEO”)

•	Mark P. Stevenson, President & Chief Operating Officer (“COO”)

•	David F. Hoffmeister, Chief Financial Officer (“CFO”)

•	Peter M. Leddy, Ph.D., Senior Vice President of Global Human Resources and Internal Communications

•	John A. Cottingham, Chief Legal Officer

For a more detailed description of the Committee’s duties and responsibilities, refer to the Compensation and Organizational Development Committee Charter which is located on the Investor Relations section of our website at ir.lifetechnologies.com.

Executive Summary

Overview

The Committee seeks to design and implement an executive compensation program that drives the creation of long-term sustainable stockholder value. The Committee believes that to deliver value to stockholders, it is imperative to attract, motivate and retain key executive talent by paying competitive compensation. Consistent with that philosophy, the Committee has chosen compensation components designed to ensure that a significant portion of pay should be variable or “at-risk” and to link the realized value of compensation with company performance and the returns delivered to stockholders.

The Company conducted its first “say-on-pay” vote in 2011, receiving “FOR” votes from more than 93% of shares cast. The Committee interpreted these results to be an affirmation from stockholders that Life Technologies’ executive compensation programs strike the appropriate balance of aligning the interests of stockholders with the interests of executives. In 2011 and early 2012, management participated in meetings with several stockholders to discuss executive compensation programs and address certain questions pertaining to the Company’s executive compensation disclosures, programs, and practices. Following these stockholder discussions and input, the Committee decided to generally maintain the existing approach to compensation for executives, placing an emphasis on variable compensation to reward senior executives when they deliver value for our stockholders. However, the Committee also approved key changes to the manner in which long-term incentives are delivered to senior executives, as further described below, ensuring that 50% of annual long-term incentives awarded in 2012 will be delivered in the form of “performance-based” vehicles.

In addition, when determining how often to hold a stockholder advisory vote on executive compensation, the Board took into account the strong preference for an annual vote expressed by our stockholders at our 2011 Annual Meeting. Accordingly, this year, stockholders will again be asked to vote on a non-binding resolution to approve the compensation of Life Technologies’ NEOs as disclosed in this Proxy Statement.

2011 Operating Performance Highlights

Fiscal 2011 posed a challenging market environment for the Company and the industry. Global macroeconomic forces, a general slowdown in spending, and the earthquake in Japan negatively impacted Company results. However, management responded quickly and took swift action to reduce operating costs, prioritize R&D spend, and positioned the Company for growth – posting a 16.7% year-over-year increase in EPS during the fourth quarter. Additionally, the Company has had other significant achievements that will positively impact stockholder value, including the:

•	breakthrough introduction of the Ion ProtonTM Sequencer that we believe will decode the entire human genome for $1,000 in one day;

•	re-tooled China business model that will enable double digit revenue and earnings growth;

•

launch of an entirely new website making it easier to order products online, resulting in one of the largest e-commerce applications with over $1 billion of annual revenue and improved customer satisfaction;

•	signed agreement with GlaxoSmithKline Biologicals S.A. (GSK) to develop the first multiplex companion diagnostic in the world for cancer immunotherapy;

•	double digit revenue growth in the BioProduction business segment;

•

recognition of being named a member of the Dow Jones Sustainability World Index for the 3rd year in a row, debuting on the Nasdaq Global Sustainability List, appearing for the 2nd year on the Maplecroft Climate Innovation Index, and reinforcing our commitment to transparency and carbon footprint reduction through participation in the Carbon Disclosure Project;

•	recognition of being named to Technology Review’s “50 Most Innovative Companies of 2011” list;

•	recognition of being named the “Most Innovative BioTech in the World”, according to Fast Company, who also ranked us #9 among all companies; and

•	recognition by IR Global Rankings as one of the top corporate governance companies, voted #1 in the Healthcare industry, #2 in North America, and #3 Worldwide.

Executive Compensation Highlights

The compensation awarded to our NEOs for 2011 reflected the following financial and operational results and the overall compensation philosophy of the Committee:

•

Market Aligned Base Salary: Individual merit increases effective April 1, 2011 for the NEOs averaged 4.9%, primarily driven by the need to retain key leadership, align individuals more closely to the market, and recognize individual contributions to Company results. Base salary levels approximate the 65th percentile of the competitive market for the CEO and generally range between the 50th and 75th percentile of the competitive market for all other NEOs.

Messrs. Lucier and Stevenson did not receive a base salary adjustment for 2012, which would have normally occurred on April 1 in conjunction with the normal merit increase process.

•

Lower 2011 Annual Cash Incentive Compensation: Based on overall Company performance, the Committee funded the 2011 Incentive Compensation Plan (ICP) at 84% of the NEOs target award payout. This represents a 23% reduction in funding versus 2010, a 37% funding reduction versus 2009, and a 33% funding reduction versus 2008. The below target funding was driven by a failure to achieve the targeted level of pro-forma net income in the annual operating plan.

The Committee awarded actual 2011 ICP payouts based on their assessment of individual performance and contribution to the results during 2011, resulting in payouts (expressed as a percentage of their target payout) of 87% for the CEO and 86% for all other NEOs. 2011 ICP payouts were 45% less than 2010 for the CEO and 20% less than 2010 for the other NEOs, providing continued evidence that the Company’s executive compensation is aligned to the performance of both the Company and the individual executive.

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Shift Toward Increased Performance-based Compensation for 2012: The Committee retained F. Daniel Siciliano from Stanford University during 2011 to help further improve the link between executive compensation and company performance. As a result of its work with Mr. Siciliano and input from a significant number of stockholders during 2011 and early 2012, the Committee modified its approach to long-term incentive (LTI) compensation effective with the April 2, 2012 annual award by:

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delivering LTI through a combination of time-vesting RSUs (50% of the total award value), stock options (25% of the total award value), and a three-year performance cash plan (25% of the total award value); and

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aligning payout of the performance cash plan to the achievement of specific ROIC and revenue growth targets established by the Committee. These two metrics were selected because the Committee believes management should be incentivized to (i) make capital deployment decisions where the ROIC exceeds the Company’s weighted average cost of capital, and (ii) produce consistent revenue growth results. The Committee also believes these two metrics are highly predictive and key drivers of stockholder value.

The Committee considers stock options and the performance cash plan to be “performance-based” long-term incentive vehicles and, as a result, have increased the weight of performance-based LTI to 50% in 2012. This change increases the alignment of executive officers with stockholders through the award of stock options, while also holding management accountable for two key financial metrics over a long period of time.

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Total Direct Compensation Heavily Weighted Towards Variable Compensation Elements: The charts below illustrate the 2011 compensation mix between base salary, target bonus opportunity under the 2011 ICP, and actual 2011 LTI awards for the CEO and the other NEOs. As illustrated below, 89% of the CEO’s compensation is variable and at-risk, while 80% of the compensation delivered to other NEOs is variable and at-risk.

Additionally, as evidenced by the charts above, in 2011 we continued to deliver approximately 73% of our CEO’s target total direct compensation in the form of long-term incentive awards (67% for the other NEOs), the ultimate value of which is entirely dependent on our long-term success and stockholder return, further linking the interests of the NEOs with those of our stockholders.

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CEO Pay for Performance Alignment: The Committee reviews how institutional stockholders and other organizations calculate the alignment of CEO compensation to Company performance. The Committee accepts that there are multiple ways in which this analysis can be performed, results can and do vary dramatically, and results are highly sensitive to assumptions used (i.e., realized value vs. grant value, target bonus vs. actual bonus, peer group selection, timing of awards and payouts, fiscal year end dates, etc.). The Committee believes that one appropriate CEO pay-for-performance analysis compares the

Company’s total stockholder return (TSR) and CEO target total direct compensation over one and three years (weighted 40% and 60%, respectively) relative to the comparator companies used for purposes of benchmarking NEO compensation.

This analysis demonstrates that the CEO’s target total direct compensation relative to the Proxy Peer Group and the Towers Watson comparator group (discussed below) is positioned at approximately the 62nd percentile while the Company’s performance (as measured by TSR) was at the 43rd percentile over the same period. The Committee believes that this percentile differential is appropriate and acceptable given the competitiveness of the industry and overall leadership provided by the Company’s CEO.

Recent Corporate Governance Improvements

In recent years, the Committee has made numerous changes to the Company’s executive compensation practices to align those practices with the interests of stockholders. While the Company’s core compensation program has remained relatively consistent from year to year, the Committee has recently approved the following changes:

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New Compensation Consultants - engaged two new independent consultants to assist the Committee with designing the executive compensation program, evaluating CEO performance, and making executive compensation determinations;

•	Compensation Recovery Policy - implemented a compensation recovery policy covering all employees;

•	Elimination of Tax Gross-Ups - eliminated excise tax gross-ups in change-in-control agreements for newly appointed executive officers;

•	Stock Ownership Guidelines - implemented meaningful stock ownership guidelines for all executives at or above the VP level;

•	Limited Perquisites - limited the use of executive benefits and perquisites (for which no tax gross-ups are provided);

•	Severance Benefits Reasonable in Size - eliminated excessive severance benefits for executive officers whose employment is terminated; and

•	Froze Pension Plans - froze future benefit accruals under a supplemental executive retirement plan (SERP).

Executive Compensation Philosophy and Objectives

In July 2008, the Committee established an executive officer compensation philosophy for the primary components of pay (base salary, annual bonus, and long-term incentives). The Committee targets each component above the 50th percentile of competitive market data (as discussed below) in recognition of the Company’s long-term performance relative to its peer companies measured by total shareholder return, revenue growth, net income growth, and other financial and operational indicators. While the Committee reviews the Company’s performance relative to its peer companies across multiple metrics and time frames each year, it does not rely on any single metric to make compensation decisions. This philosophy and pay positioning also recognize the need to attract the best talent in the industry to deliver on the long-term growth goals of the Company. The Committee reviews this philosophy regularly and will make adjustments in the future if the Company’s performance relative to peer companies or the business strategy dramatically changes. This philosophy was last reviewed in April 2011 and was not changed.

The Committee employs the following core principles to guide its decisions regarding executive compensation. These core principles are considered individually and as a group when making compensation decisions. Specific weights are not assigned to individual core principles.

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Aligning Pay and Performance:    The Committee’s intent is to structure executive compensation programs to reward executive officers who exhibit strong performance in their roles and help enable the Company to meet its ultimate goal of increasing stockholder value. The alignment of executive compensation to existing business dynamics may, on a year-to-year basis, result in different components of compensation being utilized to ensure executive officers are focused on executing the Company’s business strategy. The Committee seeks to align compensation-related performance goals to the Company’s short, mid, and long-term strategies. The Committee measures performance against these goals to help facilitate the determination of compensatory rewards for past performance and align future performance goals with the appropriate compensation opportunities.

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Pay Competitively:    The Committee believes overall compensation should be set at a competitive level to attract, motivate and retain exceptional leadership talent that is capable of both effectively managing the Company today and through the course of its anticipated future growth. The Committee utilizes benchmark data, which is explained in more detail below, as a reference point in its determination of the types and amount of compensation paid to the NEOs and other executives.

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Stock Ownership:    The Committee believes executive officers will make better decisions and align their interests with those of the Company’s stockholders if they are required to maintain a certain level of stock ownership. As a result, the Committee has established meaningful stock ownership guidelines for executive officers and provides a portion of an executive officer’s total compensation in the form of equity-based long-term incentives.

Primary Elements of the Company’s Executive Compensation Program

In making compensation determinations for the NEOs, the Committee primarily focuses on three pay elements: base salary, annual bonuses under the ICP, and long-term incentives. The table below provides an overview of these elements of compensation:

Compensation Element	Purpose	Key Considerations
Base Salary	• Provides a fixed amount of cash compensation based on Company and individual performance, job scope, experience, and competitive market for talent	• NEOs are eligible for annual merit increases in conjunction with the Company’s annual compensation planning cycle
Incentive Compensation Plan (ICP)	• Motivates and rewards fiscal year contribution to Company performance and individual performance against goals and objectives

• Committee approves overall funding level based on performance relative to corporate net income goals

• Committee approves NEO payouts based on individual performance

• Funding aligned to the Company’s overall performance during the fiscal year

Long-term Incentives (LTI)	• Aligns compensation with the creation of stockholder value • Increases executive stock ownership • Serves as a key retention device

• Deliver at least 50% of LTI annual award value (for 2012) in performance-based vehicles

• Annual awards allow executives to accumulate a stake in the Company over time

• Options generally vest ratably over four-years

• RSUs generally vest ratably over three or four years

Base Salary

Base salary ranges are established for each executive officer based on competitive market data. The salary range midpoint is set at the 65th percentile of the comparator group market data. The midpoints are set at this level to ensure the Company can attract the best talent to drive stockholder value in a very competitive environment. To be paid at or above the midpoint, an executive officer must have consistently performed at an exceptional level and displayed behaviors that have significantly impacted the Company’s growth and success. The Committee also believes the entire salary range should be utilized to recognize differences in individual performance and contribution. As a result, individual base salaries may be higher or lower than the 65th percentile of the applicable comparator group market data, depending on various factors, including performance, skill level, prior experience and expertise, consistency regarding pay levels for similar positions or skill levels within the Company, the need to attract and retain talent, and external market conditions.

Annual Bonus — Incentive Compensation Plan

Executive officers participate in an annual cash bonus plan called the Incentive Compensation Plan (ICP). The Committee establishes an individual ICP target bonus opportunity for each executive officer expressed as a percentage of his or her base salary. Target bonus percentages are established at the beginning of the fiscal year based on a review of:

•	competitive market data for both target bonus opportunity and target total cash opportunity;

•	the role of each executive officer, including their ability to impact the Company’s overall performance; and

•	the Committee’s assessment of internal pay equity among the executive officers.

The Committee’s philosophy is to provide an ICP target bonus opportunity for the Company’s executive officers approximating the 75th percentile of the applicable comparator group market data. The ICP target bonus of some executive officers may be higher or lower than the 75th percentile of the appropriate benchmark data since all employees in the same level have the same ICP target bonus percentage.

The Committee then selects ICP performance metric(s) that are closely aligned with both the Company’s short-term strategy and its long-term objective of creating sustainable stockholder value. For 2011, the Committee selected pro-forma net income as its sole funding metric under the ICP. The Company’s definition of net income for ICP purposes is non-GAAP net income (pro-forma) recorded on the year-end financial statements, excluding the effect of currency fluctuations in revenue and costs and the financial impact of acquisitions / divestitures approved by the Committee. The ICP “funded” amount is determined by the Committee but guided by actual non-GAAP net income results relative to goals established by the Committee at the beginning of a fiscal year. The Committee reviews and retains the authority to modify the CEO’s recommendations for executive officer ICP payouts based on individual performance and contribution toward the Company’s results during the fiscal year.

Long-Term Incentives (LTI)

The Company’s long-term incentive plan is designed to align the financial interests of stockholders directly with executive officers by focusing the executive officers on the sustainable creation of stockholder value. Beginning in 2011, the Committee selected the first trading day in April as the annual award date to align more closely with merit increases, which are also effective in April.

Determining LTI Award Levels.    The Committee’s philosophy is to target an economic value for LTI awards to executive officers that approximate the 65th percentile of the competitive market data. The Committee reviews grant ranges for executive officers with the midpoint of the range aligned to this strategy. The Committee then reviews the CEO’s recommendation for individual grants to executive officers based on his assessment of individual performance and potential contribution to the Company’s future success. In addition to taking into account the CEO’s recommendations, the Committee decides the final award level for each executive officer based upon:

•	an assessment of individual performance during the prior fiscal year and potential for future contribution;

•	current retention value associated with each executive officer’s outstanding LTI awards;

•	the potential impact on stockholder dilution;

•	the future impact on the Company’s financial statements; and

•	internal equity considerations.

Stock Option Awards.    The Committee views stock options as a “performance-based” long-term incentive award mechanism, since the stock options have no value to an employee unless the stock price increases above the exercise price. Any stock options awarded to employees have an exercise price equal to the closing price of the Company’s common stock on the Nasdaq market on the date of grant. Stock options generally vest ratably over four years following the grant date and have a ten-year total exercise term.

Restricted Stock Unit Awards.    The outstanding restricted stock units granted prior to 2011 fully (“cliff”) vested on the third anniversary of the grant date. Restricted stock units granted on or after April 1, 2011 will generally vest annually in 25% annual increments over four years from the date of grant. The Committee believes the change to this vesting schedule provides added retention value to awards and more closely aligns with practices among peer group companies.

Pay Mix.    The Committee strives to achieve an appropriate mix between cash compensation and LTI awards to meet its compensation objectives. The Committee maintains a certain degree of flexibility in making its compensation decisions and does not base such decisions on rigid policies allocating compensation between long-term and short-term compensation nor cash and non-cash compensation.

The compensation levels of the NEOs reflect the varying roles and responsibilities of each executive. As a result of the Committee’s and the Board’s assessment of the CEO’s role and responsibilities with the Company, there is a significant differential between his compensation and the compensation of the other NEOs.

Executive Compensation Processes

The Committee is ultimately responsible for decisions relating to executive officers’ compensation; however, the Committee considers recommendations from and discusses decisions with their external consultant and the management team.

Role of the Committee

The Committee has responsibility for overseeing all forms of compensation for executive officers, including the NEOs. In establishing executive compensation, the Committee:

•	collaborates with management in developing a compensation philosophy for executive officers and broad-based employee groups;

•	makes recommendations to the Board regarding the CEO’s compensation;

•	evaluates and approves all compensation for the other executive officers;

•	engages the services of external advisors when appropriate;

•	oversees all employee compensation and benefit programs (including the general employee benefit programs, equity incentive plans, annual bonus plan, and other similar plans); and

•	provides guidance to management regarding organizational structure, succession planning, retention strategies, and leadership development programs.

During 2011, the Committee held five meetings and frequently met in executive session. The Committee Charter is reviewed periodically and was most recently revised effective April 2011.

Role of Consultants

For compensation actions that occurred in early 2011, the Committee retained DolmatConnell & Partners as its independent consultant. DolmatConnell provided the Committee with market data and general consulting services.

Beginning in July 2011, the Committee retained a new independent compensation consultant, F. Daniel Siciliano, to advise it on matters related to CEO compensation, executive compensation design, and improving the alignment of pay and performance. Mr. Siciliano is the Faculty Director for the Arthur and Toni Rembe Rock Center for Corporate Governance at Stanford Law School. He is a noted authority on matters related to executive compensation and corporate governance. He also advises the Committee on relevant industry peer groups for purposes of comparison and benchmarking executive compensation, and reviews competitive analysis and recommendations regarding the annual use of stock compensation, bonus plan design, and executive benefits and perquisites. Mr. Siciliano is available to the Committee to attend meetings, provide an independent perspective, and provide an environmental overview of executive compensation matters.

Beginning in December 2011, Towers Watson provided the Committee and Mr. Siciliano with executive compensation benchmark data derived from published surveys.

The Committee also retained an external advisor, Julie A. Wolf, Ph.D. from RHR International LLP, to gather feedback from each Board member in January 2012 as to their perspectives regarding the CEO’s performance during the prior year and potential goals for the future. See “Determining 2011 Compensation for the CEO” below for more detail.

Role of Management

The Committee has full access to the management team when assessing and taking action related to executive compensation matters. The Chief Human Resources Officer and the Vice President for Global Compensation and Benefits work closely with the CEO to develop management’s recommendations and perspective on the alignment of executive compensation with the business strategy; these are presented at Committee meetings. The CFO, Chief Legal Officer, and their respective teams regularly attend Committee meetings and are also involved in providing input into materials presented to the Committee.

The CEO presents recommendations to the Committee for specific executive officer compensation actions (other than his own), which include:

•	assessments of individual performances relative to previously approved performance goals and objectives; and

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recommendations for base salary adjustments, bonus awards, and long-term incentive awards aligned to these performance assessments and taking into consideration internal equity, retention needs, and the Company’s short, mid, and long-term strategies.

Management provides other information to the Committee to assist in its analysis and decision making process, including:

•	recommendations for the design of short and long-term incentive plans;

•	tally sheets;

•	stock ownership and LTI retention levels;

•	current events and trends in executive compensation; and

•	the impact of compensation and benefit programs on the Company’s financial statements.

Use of Competitive Market Data

The Committee periodically reviews competitive market data as a reference point when considering compensation actions. Several other data points are used in addition to market data, including:

•	individual performance and relative contribution to the Company’s performance;

•	overall Company and business unit performance;

•	impact on the Company’s financial statements;

•	an executive officer’s role, responsibilities, and demonstrated leadership;

•	the Company’s need to retain the executive; and

•	internal equity among the entire senior management team.

The Committee reviews compensation data for comparable companies provided by its independent consultant. For decisions made in early 2011, this data was developed from publicly-filed proxy statements (referred to as the Proxy Peer Group data) of the companies listed below for Messrs. Lucier, Stevenson, and Hoffmeister. The Committee selected the companies used to develop the Proxy Peer Group Data to ensure they reflected organizations most similar to the Company, as measured by total revenue, market capitalization and competitive labor markets.

The Committee’s consultant also provided published survey results for evaluating the compensation of all other executive officers relative to the market. Specifically, data from the Radford Global Life Sciences Executive Survey and the Towers Perrin Executive Compensation Survey were used in benchmarking other executive positions, including the other NEOs. Peer groups from published surveys may change from year to year as needed based upon changes in both the competitive landscape and actual survey participation.

Proxy Peer Group Data Companies for 2011

Agilent Technologies Inc.	Hologic, Inc.
Allergan, Inc.	Hospira, Inc.
Beckman Coulter, Inc.	Quest Diagnostics, Inc.
Becton, Dickinson and Co.	Sigma-Aldrich Corp.
Biogen Idec, Inc.	St. Jude Medical, Inc.
CareFusion Corp.	Stryker Corp.
Cephalon, Inc.	Thermo Fisher Scientific Inc.
C.R. Bard, Inc.	Varian Medical Systems, Inc.
Forest Laboratories, Inc.	Waters Corp.
Genzyme Corporation

Beginning in December 2011, the Committee decided to utilize published survey data compiled by Towers Watson as the sole source for evaluating competitive executive compensation programs. The Committee believes that this change provides a more consistent methodology for benchmarking all executive positions across the Company as well as providing the most up-to-date data available for Committee use as a reference in making specific compensation decisions.

Determining 2011 Compensation for the CEO

The CEO developed his goals and objectives for 2011 in collaboration with the Board of Directors in December 2010. These goals and objectives were established primarily as a result of the Company’s operating plan for 2011, but also included non-financial metrics and goals the Board believed were critical to the ongoing success of the Company. The CEO’s goals and objectives also became the basis for determining the goals and objectives of his direct reports, which ensured consistency across the entire organization. A summary of the CEO’s goals and performance during 2011 is presented in the table below:

Goal	Performance
• Transform the Life Technologies marketing approach around products, applications, services and key thought-leader relationships	• Initiated transformation of the marketing organization while simultaneously reducing overall Marketing spend by more than 10%
• Expand in emerging markets	• Achieved substantial growth in China, Asia, EMEA, and Latin America, including the launch of new manufacturing and distribution facilities
• Build Molecular Medicine infrastructure	• Numerous patients sequenced in clinical care and substantial technical milestones reached
• Deliver outstanding customer experience and service: delivery transparency; one website; rapid customer response time enabled through a seamless order-to-cash process	• Single website and order to cash process enhanced customer experience; launched Command Center; transparent delivery and direct notifications / updates on order status
• Optimize customer value chain management	• Substantial operational gains, including the implementation of a new warehouse management system and high-performance work teams in manufacturing processes
• Invest shareholder capital wisely	• Free Cash Flow of $710M; 8.9% ROIC; and Non-GAAP Net Income of $691.6M
• Create an environment where each employee can grow, learn and achieve their potential

• Provided learning opportunities for 32% of employees

• Aggressively reallocated talent to growth areas of the business

• Continued to support goal setting, performance dialogues, and development planning with tools and resources for all employees globally

• Ensure the company is known as a place that is inclusive of all people and diverse in its complexion	• Offered diversity and inclusion training to over 400 employees
• Provide the tools, resources and support for a safe, healthy, and sustainable workplace

• Implemented tobacco free workplaces and campuses globally; Wellness challenges drove substantial pounds/BMI point loss among employees; 94% health assessment participation and 99% health screening participation

The CEO reviewed his actual performance with the Board periodically during the year and formally at the December 2011 meeting. Subsequently, Dr. Wolf gathered feedback from each Board member in January 2012 and compiled a report based on the information gathered. The Committee met to review and modify the report, as appropriate, and then the final report was provided to the full Board in February 2012. This report, the CEO’s self-assessment of his performance, actual financial performance results, and the external competitive market data were utilized by the Committee in making its compensation recommendations to the full Board, and were the primary factors considered by the full Board in determining the CEO’s compensation.

As a result of their analysis, the Board approved the following compensation actions for the CEO in February 2012:

•	Base Salary: 0% base salary increase effective with the April 1, 2012 planning cycle ($1,200,000 is slightly below the 65th percentile compensation strategy stated above);

•	2011 ICP Payout: $1,570,000 ICP payout which represents a 45% reduction versus 2010 and a 53% reduction versus 2009;

•	2012 LTI Award: $9,000,000 delivered in restricted stock units (50%), stock options (25%), and the three-year performance cash plan (25%) which is the same mix as all other NEOs.

In February 2011, the Board of Directors approved an amended and restated employment agreement with the CEO (see the Employment Agreement with the CEO section below). The changes were made primarily to retain the CEO since the Board believed he was performing at a high level and retaining him to lead the Company would be in the best interest of stockholders.

2011 Compensation Actions for the NEOs

Base Salary. The Committee reviewed executive base salaries in February 2011 and approved adjustments effective April 2011 in conjunction with the Company’s annual salary planning process. Scheduling executive officer base salary adjustments to occur in April ensures the Committee has the opportunity to evaluate fully each executive’s performance for the previous year before determining an appropriate base salary. The table below details 2011 base salary increases for the NEOs.

Name	2010 Base Salary	2011 Base Salary	% Increase
Gregory T. Lucier	$1,150,000	$1,200,000	4.3%
Mark P. Stevenson	$700,000	$750,000	7.1%
David F. Hoffmeister	$575,000	$595,000	3.5%
Peter M. Leddy, Ph.D.	$485,000	$505,000	4.1%
John A. Cottingham	$475,000	$500,000	5.3%

Mark Stevenson, President and Chief Operating Officer, was given a more substantial increase in base salary during 2011 to more closely align with the competitive market as well as to recognize his assumption of significant additional responsibilities in early 2011.

A similar review and process was conducted by the Committee in early 2012 related to potential base salary increases effective April 2012. As a result of its review and the Company’s performance during 2011, the Committee decided not to provide an April 2012 base salary increase for Messrs. Lucier and Stevenson. Additionally, the average April 2012 base salary increase for the other NEOs was 2.4%.

Annual Incentives under the ICP.     Following were the 2011 ICP target bonus percentages (expressed as a % of base salary) for each of the NEOs:

Name	Title	Target Bonus
Gregory T. Lucier	Chairman & CEO	150%
Mark P. Stevenson	President & Chief Operating Officer	100%
David F. Hoffmeister	Chief Financial Officer	75%
Peter M. Leddy, Ph.D.	Senior Vice President of Global Human Resources and Internal Communications	75%
John A. Cottingham	Chief Legal Officer	75%

The Committee establishes a threshold level of non-GAAP net income at the beginning of the year that funds an ICP payout at 200% of a NEOs target annual incentive opportunity. This non-GAAP net income threshold amount is generally $1M higher than the preceding year actual results and was $614M for 2011. By funding a maximum payout, this secures the Company’s tax deduction under IRC Section 162(m) regardless of the actual bonus payout, while at the same time provides the Committee with flexibility to pay bonuses below the 200% amount.

At the beginning of the year, the Committee also approves a payout grid that guides payout scenarios for various levels of non-GAAP net income performance, ranging from 0% to 200% of an executive officer’s target annual incentive opportunity. Even if the threshold non-GAAP net income is achieved that funds a 200% payout, the Committee generally reduces NEO payouts below 200% to align with the actual non-GAAP net income results relative to the guideline payout grid.

The table below illustrates the non-GAAP net income performance goals under the guideline funding grid at threshold, target, and maximum funding levels for 2011.

Performance Level	Guideline Payout Amounts (expressed as a % of target ICP)	Non-GAAP Net Income
Threshold	60%	$614M
Target	100%	$665M
Maximum	200%	$717M

For 2011, the Company achieved non-GAAP net income for ICP purposes of $644.1M ($691.6M in actual non-GAAP net income less $47.5M in positive currency impact during the year), which resulted in an ICP bonus funding amount equal to 200% of each NEO’s target bonus opportunity under the plan. However, when compared to the guideline funding grid above, this resulted in an 84% funded amount.

After considering individual performance relative to goals and each NEOs contribution to the Company’s performance in 2011, the Committee approved an aggregate payout relative to target ICP bonus opportunity of 86% for all NEOs (excluding the CEO) and 87% for the CEO. This compares to the actual funded bonus pool of 84% as determined above.

Following is a summary of the actual 2011 bonus awards for the NEOs and a comparison to 2010 ICP payouts:

Name	Target ICP Amount	Actual 2011 ICP Award	2011 Award as a % of Target	% Reduction in 2011 ICP vs. 2010 ICP
Gregory T. Lucier	$1,800,000	$1,570,000	87%	45%
Mark P. Stevenson	$750,000	$654,000	87%	21%
David F. Hoffmeister	$446,250	$384,000	86%	18%
Peter M. Leddy, Ph.D.	$378,750	$323,000	85%	24%
John A. Cottingham	$375,000	$317,000	85%	19%

2011 LTI Awards.     In 2011, the Committee, in consultation with management and the Committee’s independent compensation consultant, determined that annual LTI awards for 2011 to the NEOs and all LTI eligible participants would be delivered exclusively in the form of time-vesting restricted stock units (RSUs). The Committee determined that delivering 2011 LTI awards entirely in the form of RSUs would help address critical retention needs across the organization created by the cliff vesting in November 2011 of LTI awards made to executives when Invitrogen and Applied Biosystems merged in 2008. All RSUs granted to the NEOs in 2011 vest ratably over four years from the date of grant.

Additionally, the Committee believed it was important to deliver this award entirely in an equity-based vehicle to continue the strong alignment with shareholders it has had in the past. As these LTI awards vested in November 2011, they no longer provided any retention value. In order to address this situation and to reinforce the retentive value of the LTI awards held by the NEOs, the Committee determined that time-based awards were appropriate. The Committee has no present intention of delivering LTI compensation through a grant composed solely of time vesting RSUs in the future.

2012 Changes to LTI Awards.    Beginning in 2012, the Committee approved a material change in how LTI compensation will be delivered to NEOs. Specifically, the Committee shifted from 100% time-vesting RSUs (awarded in 2011) to a mix of RSUs (50% of the total award value), stock options (25% of the total award value), and a three-year performance cash plan (25% of the total award value). The Committee views both stock options and the performance cash plan as “performance-based” long-term incentives and as a result, have increased the weight of performance-based LTI awards to 50% of total LTI. The RSUs and stock options will vest in 25% increments over a period of four years based on an executive’s continued service.

The performance cash plan will provide a potential cash payout (ranging from 0% to 200% of the NEOs target award value) in the first quarter of 2015 based on the achievement of specific ROIC and revenue growth targets established by the Committee. These two metrics were selected because the Committee believes management should be incentivized to (i) make capital deployment decisions where the ROIC exceeds the Company’s weighted average cost of capital, and (ii) produce consistent revenue growth results. The Committee also believes these two metrics are highly predictive and key drivers of stockholder value.

Other Elements of the Executive Compensation Program

Employee Benefits and Perquisites.    The Committee oversees the strategy, design, and administration of all broad-based and supplemental executive benefit and perquisite programs. The Company offers a limited number of supplemental benefits and perquisites to executive officers relative to the proxy peer group. As a result, this provides the Committee with flexibility to place greater emphasis on short and long-term incentive compensation. Specifically, the Company provides supplemental long-term disability (CEO and COO) and life insurance (CEO only) to make-up for limits in the Company’s group insurance contracts, a financial counseling allowance/benefit, a non-qualified deferred compensation plan (described in more detail below), and an annual executive physical benefit. The Committee has approved these benefits and perquisites because it believes they are market competitive, reasonable, and allow executive officers to focus their primary attention on the strategic objectives of the Company versus personal matters.

Non-Qualified Deferred Compensation.    The Deferred Compensation Plan (DCP) is a non-qualified defined contribution plan which provides for the voluntary deferral of cash compensation. Participants may defer up to 75 percent of base salary and/or up to 100 percent of their annual ICP bonus. Contributions may be directed into a selection of underlying investment funds, including the Life Technologies Stock Fund, which invests solely in common shares of Life Technologies.

The Company offers a 25% match on deferrals of ICP bonus awards to the Life Technologies Stock Fund, up to an annual maximum of 100% of the participant’s target ICP amount. Matching contributions are credited to the Life Technologies Stock Fund on the date ICP awards are paid and 100% vest on the third anniversary of the time the match is made.

The DCP also has an additional matching provision, providing a supplemental make-up match to employees whose 401(k) matching contributions are reduced as a result of IRS limitations. Make-up matching contributions made by Life Technologies are 50% vested after one year of service and fully vested after two years of service.

One executive officer, Mark Stevenson, also participated in a supplemental executive retirement plan that was implemented in August 2007 while Mr. Stevenson was an Applied Biosystems executive. Effective January 1, 2010, the Committee froze the supplemental executive retirement plan, and Mr. Stevenson ceased accruing any additional benefits under this arrangement.

Other Benefits and Perquisites.    The Company owns an aircraft which is operated by a third party and made available for charter when not in use by the Company. Executive officer family members and guests may accompany an executive for business related activities. However, if family members or guests accompany an executive on a business trip and their travel is not business related, the executive reimburses any variable incremental cost of such family member or guest travel to the Company.

The Company does not provide income tax gross-ups for the NEOs cost associated with these benefits or perquisites. The amounts relating to benefits and perquisites are disclosed in the footnotes to the Summary Compensation Table.

Employment and Severance Arrangements

Executive Severance Plan.    The following benefits are provided to all NEOs (excluding the CEO and CFO) under the Life Technologies Executive Officer Severance Plan and whose employment is involuntarily terminated without cause (as defined under the plan):

•	an amount equal to twelve months base salary continuation plus the incumbent’s pro-rated ICP award (eighteen months base salary plus target ICP for the CFO);

•	nine months of outplacement assistance; and

•	up to twelve months of health benefits continuation (eighteen months for the CFO).

Each executive is required to sign a confidential separation agreement and general release of claims as a condition to receiving any benefits. The Committee believes these benefits are competitive and reasonable and that they avoid lengthy negotiations with executives when they leave the Company.

Employment Agreement with the CEO.    On February 24, 2011, the Company entered into an amended and restated employment agreement with the CEO. The Board approved this agreement to increase the retention value associated with Mr. Lucier’s compensation and to secure his leadership of the Company through at least 2013. Under the terms of this agreement, the Company intended to grant Mr. Lucier at least 150,000 time-based vesting restricted stock units each year in 2012 and 2013. However, the economic value of each annual award would not exceed $12,000,000 on the date of grant (determined by multiplying the number of shares subject to the annual grant by the fair market value per share of the Company’s common stock on the date of grant). The grants to be made in 2012 and 2013 were not guaranteed. Actual grant terms and amounts are subject to approval by the Committee and the Board and may be granted in the form of alternative long-term incentive vehicles (i.e., performance-based RSUs, stock options, etc.) as determined by the Committee and the Board. In fact, the 2012 LTI award to the CEO (to be awarded April 2, 2012) will have a grant value of $9,000,000 and will be delivered in restricted stock units (50%), stock options (25%), and the three-year performance cash plan (25%), and not totally in restricted stock units.

If the Company terminates Mr. Lucier’s employment not for cause or he voluntarily resigns for good reason (each as defined in the employment agreement), he will receive cash severance equal to one and one-half times his annual salary plus his target bonus opportunity, 18 months of health benefits continuation, and accelerated vesting of all equity-based incentives (excluding stock options that have an exercise price above the closing price of the Company’s common stock on his termination date). Any vested stock options will remain exercisable until the earlier to occur of the first anniversary of his termination date and their final stated expiration date. At any time on or after September 1, 2013, he can provide the Company written notice of his voluntary resignation not less than six months prior to the effective date of the resignation. If this were to occur, all of his outstanding equity-based incentive compensation awards (excluding stock options that have an exercise price above the closing price of the Company’s common stock on his termination date) shall become fully vested on his termination date (this accelerated vesting provision does not, however, apply to any equity-based incentives granted on or after January 1, 2013). Any vested stock options will remain exercisable until their final stated expiration date.

Executive Change-in-Control (CIC) Agreements.    The Company has entered into change-in-control (CIC) agreements with each of the NEOs and a very small group of other executives because the Committee believes these individuals are the most likely to lose their jobs due to redundancy but not performance, and believes these agreements provide any potential buyer with the flexibility to retain the management team if so desired.

The CIC agreements are “double trigger” agreements, meaning no payouts are made to the executives unless there occurs both:

•	a change in ownership; and

•	an executive’s involuntary termination (not for cause) or constructive termination within twenty-four months following the change in ownership.

If both of the foregoing events occur with respect to an executive, the agreement provides for such executive to receive:

•	a cash lump-sum payment in an amount equal to two times his or her existing base salary plus two times the higher of the average bonus paid in the past three years or their target bonus;

•

up to twenty-four months of group health insurance continuation coverage (which ceases should the executive accept employment that allows the executive to participate in group health insurance coverage before the twenty-four month period ends);

•	up to $25,000 for outplacement assistance;

•	acceleration of vesting of all outstanding equity-based incentive compensation awards; and

•	a tax gross-up if an Internal Revenue Code Section 280G excise tax penalty is imposed for excess parachute payments.

In April 2009, the Committee agreed not to include a gross-up of any excise tax in future CIC agreements, except in extraordinary circumstances. Additionally, any new CIC agreements offered to a current or prospective employee must be approved by the Committee. Additional information regarding applicable payments under the CIC and executive severance arrangements for the NEOs is provided below under the heading “Potential Payments Upon Termination or Change-in-Control.”

Other Policies and Practices

Stock Ownership Guidelines.    The Committee has determined each of the executive officers should own a significant amount of the Company’s common stock to more closely align the financial interests of the executive officers with those of stockholders. Executive officers are expected to attain these ownership levels within four years after their election or appointment to the specified officer position. The Committee expects the CEO to hold at least 90,000 shares of the Company’s common stock, the President and Chief Operating Officer to hold at least 40,000 shares, and other executive officers to hold at least 20,000 shares. In determining individual ownership levels, all shares held outright (not including unvested RSUs or unexercised stock options), shares acquired through the ESPP, and deferred stock units are counted towards the ownership guidelines.

As of March 1, 2012, all executive officers either met or were on target to be in compliance with these stock ownership guidelines.

Equity Grant Practices.    The Committee awards stock options at an exercise price equal to the closing price of the Company’s common stock reported on the date of the grant. The date of grant for all equity-based incentive compensation awards is the first trading day of the month following the date the grants are approved. Under the terms of the Company’s equity plans, stock option re-pricing is not permitted without stockholder approval.

Deductibility of NEO Compensation.    In evaluating compensation program alternatives, the Committee considers the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) eliminates the deductibility of compensation over $1 million paid to NEOs (with the exception of the Chief Financial Officer under current IRS rules) of a publicly-traded company that is not “performance-based compensation” as defined under the specific rules.

The Committee endeavors to maximize deductibility of compensation under Section 162(m) to the extent practicable while maintaining competitive, performance-based compensation. However, the Committee believes it is important to retain maximum flexibility in designing compensation programs that meet its stated objectives and fit within the Committee’s compensation philosophy.

Clawback Policy.    In April 2010, the Committee adopted a Compensation Recovery Policy. The Company believes that the strong financial controls in place provide a substantial safeguard against the risk of a financial restatement. However, if an extraordinary event were to occur, resulting in a material restatement of the Company’s financial performance, the Committee is authorized to seek recovery of compensation from responsible employees. The Committee may take all relevant factors into account when deciding subsequent compensation actions and exercise business judgment and discretion to determine amounts to recoup, if any. For these purposes “material restatement” does not include a restatement caused by one or more changes in applicable accounting rules or interpretations.

Policy on Stock Hedging.    Executive officers are prohibited from participating in short sales of the Company’s stock, or the purchase or sale of options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to Life Technologies securities.

Say-on-Pay.    For the 2011 Annual Meeting of Stockholders, the Company asked stockholders to approve the compensation of the Company’s executive officers named in the 2010 Summary Compensation Table, as described in the Company’s 2011 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission. These disclosure rules include the “Compensation Discussion and Analysis, the compensation tables, narrative disclosures and related footnotes describing named executive officer compensation.” Of the shares voted, over 93% approved the proposal.

In a separate vote, a majority of votes cast regarding the preferred frequency of the Company’s Say-on-Pay vote were in favor of an annual vote. As a result, the Committee determined the Company will hold an advisory say-on-pay vote every year in connection with its annual meeting of stockholders until the next vote on the frequency of stockholder votes on the compensation of executives. The Company is required to hold votes on frequency every six years.

The Committee invites its stockholders to provide feedback on our executive compensation programs through open dialogue with management or Board of Director members. In 2011, management participated in meetings with several stockholders to discuss the compensation programs and address certain questions pertaining to the Company’s compensation disclosures, programs and practices. The Committee will continue to consider input from stockholders in the design of our executive compensation programs, including any input received via the annual say-on-pay vote.

REPORT OF THE

COMPENSATION AND ORGANIZATIONAL DEVELOPMENT COMMITTEE

OF THE

BOARD OF DIRECTORS

The Compensation and Organizational Development Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based on such review and discussions, the Compensation and Organizational Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant’s Proxy Statement on Schedule 14A.

Donald W. Grimm (Chairperson)

William H. Longfield

Ora H. Pescovitz, M.D.

David C. U’Prichard, Ph.D.

2011 Summary Compensation Table

The following table sets forth information for the fiscal year ended December 31, 2011, concerning the compensation of the CEO and CFO of the Company and each of the three other most highly compensated executive officers as of December 31, 2011.

(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus ($)	(e) Stock Awards ($)(1)	(f) Option Awards ($)(1)	(g) Non-Equity Incentive Plan Compensation ($)	(h) Change in Pension Value and Non- Qualified Deferred Comp Earnings	(i) All Other Compensation ($)(2)	(j) Total ($)
Gregory T. Lucier Chairman & Chief Executive Officer	2011	1,186,539	--	7,999,948		1,570,000(3)		141,143(4)	10,897,630
	2010	1,129,808	--	3,670,576	3,595,334	2,874,713(5)		227,578(6)	11,498,009
	2009	1,116,346	--	--	--	3,349,039(7)		43,469(8)	4,508,854
Mark P. Stevenson President & Chief Operating Officer	2011	736,538	--	3,999,947		654,000(3)	427,568(9)	88,963(10)	5,907,016
	2010	678,462	--	1,274,468	1,248,375	1,215,000(11)	269,918(9)	199,363(12)	4,885,586
	2009	650,000	--	--	--	1,505,000(13)	246,052(9)	113,494(14)	2,514,546
David F. Hoffmeister Chief Financial Officer	2011	589,615	--	1,999,974		384,000(3)		57,705(15)	3,031,294
	2010	554,808	--	1,019,564	998,703	695,000(16)		132,750(17)	3,400,825
	2009	519,231	--	--	--	887,500(18)		22,095(19)	1,428,826
Peter M. Leddy, Ph.D. Senior Vice President of Global Human Resources and Internal Communications	2011	499,615	--	1,599,968		323,000(3)		61,480(20)	2,484,063
	2010	475,577	--	611,728	599,210	425,000(5)		73,847(21)	2,185,362
	2009	467,307	--	--	--	1,156,250(22)		31,365(23)	1,654,922
John A. Cottingham Chief Legal Officer & Secretary	2011	493,269	--	1,199,984		317,000 (3)	68,161(24)	21,055(25)	2,099,469
	2010	468,269	--	611,728	599,210	592,500(26)	44,657(24)	79,088 (27)	2,395,452
	2009	467,307	--	--	--	803,750(28)	23,871(24)	15,503(29)	1,310,431

(1)	Figures in all years reflect the grant date fair value of all awards made during the year.

(2)

Figures include executive financial planning services, executive physical, supplemental benefit premiums, 401(k) matching program, and Deferred Compensation Plan (DCP) matching program. The Deferred Compensation Plan is discussed in more detail in the section entitled “Executive Compensation Discussion and Analysis.”

(3)	2011 ICP payout.

(4)

Executive financial planning services of $10,500, executive physical of $1,722, supplemental life insurance premiums of $675, supplemental long-term disability premiums of $17,746, 401(k) match of $11,025, $1,350 of 401(k) make-up match under the DCP to be credited in 2012 for compensation earned in 2011, and $98,125 in deferred stock units to be credited under the DCP matching program in 2012 for ICP compensation earned in 2011.

(5)	2010 ICP payout.

(6)

Executive financial planning services of $10,500, supplemental life insurance premiums of $490, supplemental long-term disability premiums of $24,543, 401(k) match of $11,025, $1,350 of 401(k) make-up match under the DCP to be credited in 2011 for compensation earned in 2010, and $179,670 in deferred stock units credited under the DCP matching program in 2011 for ICP compensation earned in 2010.

(7)	2009 ICP payout.

(8)

Executive financial planning services of $12,250, executive physical of $1,560, supplemental life insurance premiums of $658, supplemental long-term disability premiums of $21,651, and 401(k) match of $7,350.

(9)	SERP benefit for Mr. Stevenson was frozen on December 31, 2009.

(10)

Executive financial planning services of $6,930, executive physical of $1,621, supplemental long-term disability premiums of $2,637, 401(k) match of $11,025, $1,350 of 401(k) make-up match under the DCP credited in 2011 for compensation earned in 2010, and $65,400 in deferred stock units credited under the DCP matching program in 2012 for ICP compensation earned in 2011.

(11)	2010 ICP payout of $825,000 and 2010 synergy bonus payout of $390,000.

(12)

Executive financial planning services of $6,930, executive physical of $2,421, supplemental long-term disability premiums of $2,637, 401(k) match of $11,025, $1,350 of 401(k) make-up match under the DCP to be credited in 2011 for compensation earned in 2010, and $175,000 in deferred stock units under the DCP matching program in 2011 for ICP compensation earned in 2010.

(13)	2009 ICP payout of $920,000 and 2009 synergy bonus payout of $585,000.

(14)

Executive financial planning services of $7,653, supplemental long-term disability premiums of $2,637, 401(k) match of $14,700, non-qualified Excess Savings Plan match of $1,800, and taxable relocation payments of $86,704.

(15)

Executive financial planning services of $6,930, 401(k) match of $11,025, $1,350 of 401(k) make-up match under the DCP to be credited in 2012 for compensation earned in 2011, and $38,400 in deferred stock units to be credited under the DCP matching program in 2012 for ICP compensation earned in 2011.

(16)	2010 ICP payout of $470,000 and 2010 synergy bonus payout of $225,000.

(17)

Executive financial planning services of $6,930, supplemental long-term disability premiums of $5,632, 401(k) match of $11,025, $1,350 of 401(k) make-up match under the DCP credited in 2011 for compensation earned in 2010, and $107,813 in deferred stock units to be credited under the DCP matching program in 2011 for ICP compensation earned in 2010.

(18)	2009 ICP payout of $550,000 and 2009 synergy bonus payout of $337,500.

(19)	Executive financial planning services of $9,113, supplemental long-term disability premiums of $5,632, and 401(k) match of $7,350.

(20)

Executive financial planning services of $6,930, executive physical of $1,800, 401(k) match of $11,025, $1,350 of 401(k) make-up match under the DCP credited in 2012 for compensation earned in 2011, and $40,375 in deferred stock units credited under the DCP matching program in 2012 for ICP compensation earned in 2011.

(21)

Executive financial planning services of $6,930, executive physical of $3,143, supplemental long-term disability premiums of $3,586, 401(k) match of $11,025, $1,350 of 401(k) make-up match under the DCP credited in 2011 for compensation earned in 2010, and $47,813 in deferred stock units credited under the DCP matching program in 2011 for ICP compensation earned in 2010.

(22)	2009 ICP payout of $650,000 and 2009 synergy bonus payout of $506,250.

(23)	Executive financial planning services of $6,930, executive physical of $118, supplemental long-term disability premiums of $3,586, 401(k) matching of $7,350, and relocation payments of $13,381.

(24)

Benefits under the Life Technologies Pension Plan for Mr. Cottingham were frozen December 31, 2009; benefits under the (former) Life Technologies Executive Supplemental Retirement Plan were frozen December 31, 2002.

(25)	Executive financial planning services of $8,680, 401(k) matching of $11,025, and $1,350 of 401(k) make-up match under the DCP credited in 2012 for compensation earned in 2011.

(26)	2010 ICP payout of $390,000 and 2010 synergy bonus payout of $202,500

(27)

Executive financial planning services of $4,772, executive physical of $1,425, supplemental long-term disability premiums of $2,016, 401(k) match of $11,025, $1,350 of 401(k) make-up match under the DCP credited in 2011 for compensation earned in 2010, and $58,500 in deferred stock units credited under the DCP matching program in 2011 for ICP compensation earned in 2010.

(28)	2009 ICP payout of $500,000 and 2010 synergy bonus payout of $303,750

(29)	Executive financial planning services of $4,866, executive physical of $1,271, supplemental long-term disability premiums of $2,016, and 401(k) match of $7,350.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to stock and option awards and other plan-based awards granted to the named executive officers during the fiscal year ended December 31, 2011.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
(a)	(b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)	(i)	(j)	(k)	(l)
Gregory T. Lucier Chairman & Chief Executive Officer	03/11/11(1) 4/1/11 03/9/12 (2)	1,080,000	1,800,000	3,600,000				3,495 150,121 2,522			179,670 7,999,948 98,125

Mark P. Stevenson President & Chief Operating Officer	03/11/11(1) 4/1/11 03/9/12 (2)	450,000	750,000	1,500,000				3,404 75,060 1,681			175,000 3,999,947 65,400

David F. Hoffmeister Chief Financial Officer	03/11/11(1) 4/1/11 03/9/12 (2)	267,750	446,250	892,500				2,097 37,530 987			107,813 1,999,974 38,400

Peter M. Leddy, Ph.D. Senior Vice President of Global Human Resources and Internal Communications	03/11/11(1) 4/1/11 9/1/11 03/9/12(2)	227,250	378,750	757,500				930 22,518 9,615 1,038			47,812 1,199,984 399,984 40,375

John A. Cottingham Chief Legal Officer & Secretary	03/11/11(1) 4/1/11	225,000	375,000	750,000				1,137 22,518			58,500 1,199,984

(1)	Represents the company match in deferred stock units credited under the DCP matching program in 2011 for ICP compensation earned in 2010.

(2)

Grants to be made 3/9/2012 represent an approximate value of the company match under the DCP matching program in 2012 for ICP compensation earned in 2011 based on the closing price of Life Technologies shares as of 12/30/2011. The actual number of deferred stock units will be determined by the closing price on the date of the award. The value of these awards is also reflected in the “All Other Compensation” section of the Summary Compensation Table. The DCP is discussed in more detail in the section entitled “Executive Compensation Discussion and Analysis.”

Options Exercised and Stock Vested Table

The following information sets forth the stock awards vested and stock options exercised by the named executive officers during the fiscal year ended December 31, 2011.

Name	Option Awards		Stock Awards
	Number of Shares Exercised	Value Realized on Exercise(1)	Number of Shares Vesting	Value Realized on Vesting(2)
Gregory T. Lucier
Chairman & Chief Executive Officer	12,232	$36,329	--	--
Mark P. Stevenson
President & Chief Operating Officer	--	--	44,984	$1,650,913
David F. Hoffmeister
Chief Financial Officer	--	--	44,810	$1,705,071
Peter M. Leddy, Ph.D.
Senior Vice President of Global Human Resources and Internal Communications	--	--	28,155	$1,097,881
John A. Cottingham
Chief Legal Officer & Secretary	--	--	27,729	$1,074,187

(1)	Represents the excess of the fair market value of the shares exercised over the aggregate price of such shares on the date of exercise.

(2)	Represents the fair market value of the shares on the date of vesting.

Outstanding Equity Awards at Fiscal Year-end Table

The following table sets forth certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to the named executive officers as of December 31, 2011 (market value for stock awards is determined by multiplying the number of shares by the closing price of Life Technologies’ common stock on the last trading day of the fiscal year).

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of unearned Shares, Units or Other Rights Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Gregory T. Lucier Chairman & Chief Executive Officer	507,352	0	0	19.01	05/30/13	0	0	0	0
	92,768	0	0	32.69	05/14/14	0	0	0	0
	70,000	0	0	31.26	11/12/14	0	0	0	0
	85,000	0	0	38.43	05/13/15	0	0	0	0
	85,000	0	0	32.26	11/14/15	0	0	0	0
	210,000	0	0	37.33	03/01/16	0	0	0	0
	0	485,829	0	22.23	11/21/18	0	0	0	0
	60,852	182,555	0	52.00	03/01/20	0	0	0	0
						386,147	15,024,973	0	0

	1,110,972	668,384	0			386,147	15,024,973	0	0

Mark P. Stevenson President & Chief Operating Officer	69,584	0	0	39.81	01/30/17	0	0	0	0
	121,458	40,485	0	22.23	11/21/18	0	0	0	0
	21,129	63,387	0	52.00	03/01/20	0	0	0	0

						102,973	4,006,683	0	0

	212,171	103,872	0			102,973	4,006,683	0	0

David F. Hoffmeister Chief Financial Officer	207,272	0	0	27.50	10/13/14	0	0	0	0
	30,000	0	0	38.43	05/13/15	0	0	0	0
	30,000	0	0	32.26	11/14/15	0	0	0	0
	58,000	0	0	32.94	05/12/16	0	0	0	0
	48,000	0	0	35.87	05/15/17	0	0	0	0
	21,611	7,203	0	46.85	05/15/18	0	0	0	0
	93,624	31,207	0	22.23	11/21/18	0	0	0	0
	16,904	50,709	0	52.00	03/01/20	0	0	0	0
						59,234	2,304,799	0	0

	505,411	89,119	0			59,234	2,304,799	0	0

Peter M. Leddy, Ph.D. Senior Vice President of Global Human Resources and Internal Communications	100,000	0	0	$42.45	07/05/15	0	0	0	0
	18,000	0	0	$32.26	11/14/15	0	0	0	0
	52,000	0	0	$32.94	05/12/16	0	0	0	0
	130,000	0	0	$31.71	09/29/16	0	0	0	0
	52,000	0	0	$35.87	05/15/17	0	0	0	0
	23,052	7,684	0	$46.85	05/15/18	0	0	0	0
	55,668	18,556	0	$22.23	11/21/18	0	0	0	0
	10,142	30,425	0	$52.00	03/01/20	0	0	0	0
						44,827	1,744,219

	440,862	56,665	0			44,827	1,744,219	0	0

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of unearned Shares, Units or Other Rights Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
John A. Cottingham, Chief Legal Officer & Secretary	60,000	0	0	$30.53	10/15/13	0	0	0	0
	30,000	0	0	$32.69	05/14/14	0	0	0	0
	22,400	0	0	$31.26	11/12/14	0	0	0	0
	18,000	0	0	$38.43	05/13/15	0	0	0	0
	18,000	0	0	$32.26	11/14/15	0	0	0	0
	46,000	0	0	$32.94	05/12/16	0	0	0	0
	52,000	0	0	$35.87	05/15/17	0	0	0	0
	20,171	6,723	0	$46.85	05/15/18	0	0	0	0
	55,668	18,556	0	$22.23	11/21/18	0	0	0	0
	10,142	30,425	0	$52.00	03/01/20	0	0	0	0
						35,420	1,378,189

	332,381	55,704	0			35,420	1,378,189	0	0

Potential Payments upon Termination or Change in Control

The Company has entered into certain agreements and maintains certain plans that will require us to provide compensation to named executive officers of Life Technologies in the event of a termination of employment or a change in control of Life Technologies. The amount of compensation payable to each named executive officer in each situation is set forth in the tables below.

The following table describes the potential payments upon termination or a change in control of Life Technologies for Gregory T. Lucier, Life Technologies’ Chairman & Chief Executive Officer:

Executive Benefits and Payments Upon Termination (1)	Voluntary Termination For Good Reason	Involuntary Termination Other than For Cause (2)	Termination for Cause	Termination Following Change in Control (3)

Cash Severance...	-	4,500,000	-	7,915,835
Vested Stock Options.	12,146,672	12,146,672	-	12,146,672
Long-Term Incentive Acceleration(4)	-	22,992,617	-	22,992,617
Health Benefits	-	24,819	-	33,093
Outplacement Assistance	-	10,000	-	25,000
Deferred Compensation Balance	545,220	681,205	-	681,205
280G Gross-Up...	-	-	-
Total:	12,691,892	40,355,313	-	43,794,422

(1)	Assumes the executive’s compensation is as follows: current base salary equal to $1,200,000, annual incentive opportunity equal to 150% of base salary.

(2)	Assumes the executive’s severance benefit under an involuntary termination other than for cause is equal to 1.5 times base salary and target annual bonus.

(3)	Based on involuntary termination or termination for good reason within two years of a change in control.

(4)	Assumes the executive’s date of termination is December 31, 2011 (assuming a calendar fiscal year-end) and the price per share of the Company’s stock on the date of termination is $38.91 per share.

The following table describes the potential payments upon termination or a change in control of Life Technologies for Mark P. Stevenson, Life Technologies’ President & Chief Operating Officer:

Executive Benefits and Payments Upon Termination (1)	Voluntary Termination For Good Reason	Involuntary Termination Other than For Cause (2)	Termination for Cause	Termination Following Change in Control (3)

Cash Severance	-	1,500,000	-	3,136,081
Vested Stock Options	2,025,919	2,025,919	-	2,025,919
Long-Term Incentive Acceleration(4)	-	-	-	4,549,520
Health Benefits	-	16,207	-	32,414
Outplacement Assistance	-	10,000	-	25,000
Deferred Compensation Balance	623,537	755,987	-	755,987
280G Gross-Up	-	-	-	-
Total:	2,649,456	4,308,113	-	10,524,921

(1)	Assumes the executive’s compensation is as follows: current base salary equal to $750,000, annual incentive opportunity equal to 100% of base salary.

(2)	Assumes the executive’s severance benefit under an involuntary termination other than for cause is equal to one times base salary, target annual bonus.

(3)	Based on involuntary termination or termination for good reason within two years of a change in control.

(4)	Assumes the executive’s date of termination is December 31, 2011 (assuming a calendar fiscal year-end) and the price per share of the Company’s stock on the date of termination is $38.91 per share.

The following table describes the potential payments upon termination or a change in control of Life Technologies for David F. Hoffmeister, Life Technologies’ Chief Financial Officer:

Executive Benefits and Payments Upon Termination (1)	Voluntary Termination For Good Reason	Involuntary Termination Other than For Cause (2)	Termination for Cause	Termination Following Change in Control (3)

Cash Severance	-	1,561,875	-	2,166,876
Vested Stock Options	4,632,702	4,632,702	-	4,632,702
Long-Term Incentive Acceleration(4)	-	-	-	2,743,733
Health Benefits	-	16,688	-	22,251
Outplacement Assistance	-	10,000	-	25,000
Deferred Compensation Balance	351,286	432,885	-	432,885
280G Gross-Up	-	-	-	-
Total:	4,983,988	6,654,150	-	10,023,447

(1)	Assumes the executive’s compensation is as follows: current base salary equal to $595,000, annual incentive opportunity equal to 75% of base salary.

(2)	Assumes the executive’s severance benefit under an involuntary termination other than for cause is equal to 1.5 times base salary, target annual bonus.

(3)	Based on involuntary termination or termination for good reason within two years of a change in control.

(4)	Assumes the executive’s date of termination is December 31, 2011 (assuming a calendar fiscal year-end) and the price per share of the Company’s stock on the date of termination is $38.91 per share.

The following table describes the potential payments upon termination or a change in control of Life Technologies for Peter M. Leddy, Ph.D., Life Technologies’ Senior Vice President of Global Human Resources and Internal Communications:

Executive Benefits and Payments Upon Termination (1)	Voluntary Termination For Good Reason	Involuntary Termination Other than For Cause (2)	Termination for Cause	Termination Following Change in Control (3)

Cash Severance	-	883,750	-	1,974,716
Vested Stock Options	2,452,762	2,452,762	-	2,452,762
Long-Term Incentive Acceleration(4)	-	-	-	2,017,547
Health Benefits	-	16,546	-	33,093
Outplacement Assistance	-	10,000	-	25,000
Deferred Compensation Balance	232,407	268,594	-	268,594
280G Gross-Up	-	-	-	-
Total:	2,685,169	3,631,652	-	6,771,712

(1)	Assumes the executive’s compensation is as follows: current base salary equal to $505,000, annual incentive opportunity equal to 75% of base salary.

(2)	Assumes the executive’s severance benefit under an involuntary termination other than for cause is equal to one times base salary, target annual bonus.

(3)	Based on involuntary termination or termination for good reason within two years of a change in control.

(4)	Assumes the executive’s date of termination is December 31, 2011 (assuming a calendar fiscal year-end) and the price per share of the Company’s stock on the date of termination is $38.91 per share.

The following table describes the potential payments upon termination or a change in control of Life Technologies for John Cottingham, Life Technologies’ Chief Legal Officer & Secretary:

Executive Benefits and Payments Upon Termination (1)	Voluntary Termination For Good Reason	Involuntary Termination Other than For Cause (2)	Termination for Cause	Termination Following Change in Control (3)

Cash Severance	-	875,000	-	1,885,722
Vested Stock Options	2,350,342	2,350,342	-	2,350,342
Long-Term Incentive Acceleration(4)	-	-	-	1,643,427
Health Benefits	-	16,546	-	33,093
Outplacement Assistance	-	10,000	-	25,000
Deferred Compensation Balance	178,455	222,731	-	222,731
280G Gross-Up	-	-	-	-
Total:	2,528,797	3,474,619	-	6,160,315

(1)	Assumes the executive’s compensation is as follows: current base salary equal to $500,000, annual incentive opportunity equal to 75% of base salary.

(2)	Assumes the executive’s severance benefit under an involuntary termination other than for cause is equal to one times base salary, target annual bonus.

(3)	Based on involuntary termination or termination for good reason within two years of a Change in Control.

(4)	Assumes the executive’s date of termination is December 31, 2011 (assuming a calendar fiscal year-end) and the price per share of the Company’s stock on the date of termination is $38.91 per share.

Nonqualified Deferred Compensation Table

Name of Executive	Type of Deferred Compensation Plan	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings in the last Fiscal Year (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (3)
Gregory T. Lucier	Deferred Compensation Plan	$718,678	$181,020	--	--	$545,220
Mark P. Stevenson	Deferred Compensation Plan	$813,030	$176,350	--	--	$623,537
David F. Hoffmeister	Deferred Compensation Plan	$462,354	$109,163	--	--	$351,286
Peter M. Leddy, Ph.D.	Deferred Compensation Plan	$191,250	$49,163	--	--	$232,407
John A. Cottingham	Deferred Compensation Plan	$234,000	$59,850	--	--	$178,455

(1)

Figures in this column represent the company match on ICP payments deferred to the Life Technologies Stock Fund and credited in 2011 as well as company contributions under the 401(k) make-up match credited in 2011. These amounts are also reported in the Summary Compensation Table.

(2)	Figures in this column represent the value of interest credited in addition to changes in market value of invested funds in the year ended December 31, 2011.

(3)

Figures in this column represent the vested value of participant’s account as of December 31, 2011. The amounts set forth in this column include amounts reported in the Summary Compensation Table in prior years.

Pension Benefit Table

Name of Executive	Year	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mark P. Stevenson (1)	2011	Applera Corporation Supplemental Executive Retirement Plan	5.33	1,759,526	0
John A. Cottingham (2)	2011	Life Technologies Pension Plan	5.92	157,782	0
	2011	Life Technologies Executive Supplemental Retirement Plan	5.92	404,689	0

(1)	Calculations based on the following assumptions:
• Monthly	benefit payable in the form of a single life annuity at normal retirement
• Form	of payment elected: 100% joint and survivor annuity
• Actuarial	equivalence factors based on 1994 GAM 50/50 mortality table and 6.00% interest
•	Present value factors based on a December 31, 2011 discount rate of 4.6% and the RP-2000 mortality table, projected to 2020 with white collar adjustment; no pre-retirement mortality
•	Applera Corporation Supplemental Executive Retirement Plan document effective December 31, 2005 and last amended and restated effective as of January 1, 2010

(2)	Calculations based on the following assumptions:

• Monthly	benefits payable in the form of a single life annuity at normal retirement
• Form	of payment assumption:

¡	Single life annuity for the Life Technologies Executive Supplemental Retirement Plan
¡	The following distribution for the Life Technologies Pension Plan: 50% as a single life annuity, 20% as a 50% joint and survivor annuity and 30% as a 100% joint and survivor annuity

•	Actuarial equivalence factors based on UP84 mortality table with one year set back and 8.00% interest

• Present value factors based on a discount rate of 4.60% used for fiscal year ending December 31, 2011 disclosures and the RP-2000 mortality table, projected to 2020 with white collar adjustment; no pre-retirement mortality

•

Calculations based on the Life Technologies Executive Supplemental Retirement Plan document effective January 1, 1990 and as amended through December 31, 2002 and the Life Technologies Pension Plan document effective July 1, 2004 and last amended December 21, 2009

Director Compensation Table

Name	Fees Earned Paid in Cash ($)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
George F. Adam, Jr	100,000	225,015	--	--	--	--	325,015
Raymond V. Dittamore	112,500	225,015	--	--	--	--	337,515
Donald W. Grimm	106,250	225,015	--	--	--	--	331,265
Balakrishnan S. Iyer	112,500	225,015	--	--	--	--	337,515
Arnold J. Levine, Ph.D.	100,000	225,015	--	--	--	--	325,015
William H. Longfield	100,000	225,015	--	--	--	--	325,015
Bradley G. Lorimier	100,000	225,015	--	--	--	--	325,015
Ronald A. Matricaria	112,500	225,015	--	--	--	--	337,515
Per A. Peterson, Ph.D.	112,500	225,015	--	--	--	--	337,515
Ora H. Pescovitz, M.D. (1)	135,000	--	--	--	--	--	135,000
W. Ann Reynolds,Ph.D.(2)	25,000	--	--	--	--	--	25,000
David C. U’Prichard, Ph.D.	100,000	225,015	--	--	--	--	325,015

(1)	Dr. Pescovitz elected to defer 50% of her cash retainer into deferred stock units. The amount reflects the total value of compensation paid to Dr. Pescovitz.

(2)	Ms. Reynolds retired from the Board of Directors effective April 28, 2011.

(3)

The amounts reflected in Columns (c) and (d) of the table above reflect the aggregate grant date fair value of stock awards and option awards, respectively, granted to non-employee directors during 2011.

The aggregate number of stock awards and stock option awards for each director is included in the information set forth with respect to each director in the section entitled “Stock Ownership.”

Each non-employee director receives a fixed annual compensation of $325,000 with $100,000 payable in cash, and $225,000 payable in restricted stock units. Cash payments are made in advance at the start of each calendar quarter. The Presiding Director and each Committee Chairperson receive an additional $12,500 per year. In addition, directors are reimbursed for the reasonable out-of-pocket expenses that they incur in attending meetings of the Board of Directors, committee meetings of the Board, and director-related education seminars.

Restricted stock units (RSUs) are granted at the first Board of Directors meeting following the Annual Meeting. The Board of Directors anticipates that members of the Board of Directors will annually receive RSUs with a Fair Market Value on the date of grant of $225,000. Each RSU grant vests at the earlier of the one-year anniversary of its grant date or the date of the next annual meeting. Each director may elect to have the company settle his or her RSUs at a specified time after the vesting period has lapsed. If no election is made, RSUs are settled at termination service from the Board.

Cash and equity compensation for newly appointed directors are pro-rated to the date of the next annual meeting.

On February 24, 2011 the Board adopted a policy regarding the compensation of directors that provides that if a non-employee director is unable to accept the compensation as described above due to restrictions imposed on such director by his or her employer, then the compensation structure and amount may be amended for such director by the Compensation & Organizational Development Committee to comply with such restrictions, provided that in no event shall the annual compensation for a director exceed the aggregate value of compensation then in effect for a non-employee director, as established by the annual compensation guidelines adopted by the Board. The Board adopted this rule to address any internal policies set forth by employers of directors and director nominees, as may arise from time to time. This policy is applicable to director Ora H. Pescovitz, M.D., as described in detail below.

Compensation for Ms. Pescovitz is based on a pay rate of $5,000 per day, or $500 per hour. At her election, a portion of this retainer is delivered in cash, and the remainder is delivered in the form of deferred stock units. For 2011 and 2012, Ms. Pescovitz elected to receive her compensation 50% in cash and 50% in deferred stock units. She may change this election each year.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation & Organizational Development Committee are or have been an officer or employee of the Company. During 2011, no member of the Compensation & Organizational Development Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During 2011, none of the Company’s executive officers served on the compensation committee or board of directors of another entity any of whose executive officers served on the Company’s Compensation & Organizational Development Committee or Board.

Director Stock Ownership Guidelines Table

In April 2010, the Board of Directors amended the stock ownership guidelines for the directors and recommended each director to own at least 5X the annual cash retainer. The chart below indicates each director is in compliance with these guidelines.

Name (a)	Value of Shares Owned(1) (b)	Ownership Guideline (c)	Deadline for Meeting Ownership Requirement
George F. Adam, Jr.	$634,428	$500,000	2013
Raymond V. Dittamore	$1,099,869	$500,000	2010
Donald W. Grimm	$1,208,350	$500,000	2010
Balakrishnan S. Iyer	$1,052,710	$500,000	2010
Arnold J. Levine, Ph.D.	$1,521,459	$500,000	2013
William H. Longfield	$1,622,080	$500,000	2013
Bradley G. Lorimier	$1,216,132	$500,000	2010
Ronald A. Matricaria	$3,620,770	$500,000	2010
Ora H. Pescovitz, M.D.(2)	$91,828	--	2015
Per A. Peterson, Ph.D.	$752,091	$500,000	2012
David C. U’Prichard, Ph.D.	$780,340	$500,000	2010

(1)	Consists of Direct Stock Ownership, vested Restricted Stock Units, and deferred stock units as of December 31, 2011, based on a market value of $38.91 per share.
(2)

Ownership guidelines for Dr. Pescovitz will be determined based on the annualized value of cash retainer payments during her first two years of service. As of the date of this filing, Dr. Pescovitz had completed less than one full year of service.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

Information about Life Technologies’ equity compensation plans at December 31, 2011 is as follows (shares in thousands):

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance		Weighted Average Remaining Contractual Life in Years
Equity compensation plans approved by stockholders				9,512	(2)
Stock Options	10,084		$36.36			5.3
Restricted Stock Units	4,435		$—			2.7
Equity compensation plans not approved by stockholders	511	(1)	$19.01	1,886	(3)	1.4

Total	15,030		$35.52	11,378		4.4

(1)	Represents the Invitrogen Corporation 2002 Stock Incentive Plan and options granted to Life Technologies’ Chief Executive Officer (CEO).

Stock options under the Invitrogen Corporation 2002 Stock Incentive Plan were assumed as part of the Molecular Probes acquisition in August 2003. At December 31, 2011, 3,302 options to purchase shares remained outstanding for issuance upon exercise of outstanding options under this assumed plan, at a weighted average exercise price of $2.59, and no additional options were available for future issuance. Only employees, consultants or directors of the Company who were hired after the closing of the Molecular Probes acquisition in August of 2003, or any such individuals who were previously employed by Molecular Probes, were eligible to receive awards under the 2002 Stock Incentive Plan. The assumed plan provides for the award of either stock options or restricted stock. The plan provides for 100% vesting after four years of service and that options, other than incentive stock options, may be granted with exercise prices less than fair market value on the date of grant, although the Company has never granted any options with an exercise price lower than fair market value. Upon a change in control, the vesting and exercisability of all outstanding awards under the plan are 100% accelerated only to the extent an acquiring entity does not assume such outstanding awards.

507,352 options to purchase shares which remained outstanding as of December 31, 2011 pursuant to an employment agreement with our CEO which included an option to purchase 1,350,000 shares of Life Technologies’ Common Stock (the CEO Option) is included in this amount. The material terms of the CEO Option are as follows: (i) the exercise price is $19.01, (ii) half of the option shares vested on the two-year anniversary of the option grant and the remaining half of the shares vest on the four-year anniversary of the option grant date, (iii) the CEO Option fully vests upon a change in control, (iv) upon the CEO’s death or disability, the CEO Option shall become vested in an amount which would reflect an additional twelve months of service by the CEO, and (v) upon the CEO’s termination without cause or termination for good reason, the CEO Option shall become vested in an amount which would reflect an additional eighteen months of service by the CEO.

(2)

Includes 7,441,747 shares reserved for issuance under the Life Technologies Corporation 2009 Equity Incentive Plan, and 2,069,740 shares reserved for issuance under the Life Technologies Corporation 2010 Employee Stock Purchase Plan.

(3)	1,866,389 shares available for future issuance under The Life Technologies Deferred Compensation Plan.

STOCK OWNERSHIP

The following table sets forth information as of March 1, 2012 regarding the beneficial ownership of Common Stock by (i) each person known by us to own beneficially more than five percent of our outstanding Common Stock, (ii) each director and nominee for election as a director, (iii) each Named Executive Officer, and (iv) all directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power over the shares listed. Except as otherwise indicated, the address for each beneficial owner is c/o Life Technologies Corporation, 5791 Van Allen Way, Carlsbad, California 92008.

Stock Ownership Table

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock (1)	Percentage of Common Stock
Glenview Capital Management LLC (2)	13,780,972	7.73%
PRIMECAP Management Co. (3)	13,303,470	7.46%
BlackRock, Inc. (4)	12,015,381	6.74%
The Vanguard Group, Inc. (5)	9,665,801	5.42%
Gregory T. Lucier (6) (23)	1,557,465	*
David F. Hoffmeister (7)	600,291	*
John A. Cottingham (8)	393,201	*
Mark P. Stevenson (9)	325,748	*
Peter M. Leddy, Ph.D. (10)	484,159	*
Kelli A. Richard (11).	50,221	*
George F. Adam, Jr. (12) (23)	20,326	*
Raymond V. Dittamore (13) (23)	120,288	*
Donald W. Grimm (14) (23)	83,076	*
Balakrishnan S. Iyer (15) (23)	79,076	*
Arnold J. Levine, Ph.D. (16) (23)	88,090	*
William H. Longfield (17) (23)	83,718	*
Bradley G. Lorimier (18) (23)	123,276	*
Ronald A. Matricaria (19) (23)	145,076	*
Ora H. Pescovitz, M.D. (20) (23)	2,360	*
Per A. Peterson, Ph.D. (21) (23)	25,268	*
David C. U’Prichard, Ph.D. (22) (23)	26,576	*
All Directors and Section 16 Executive Officers as group (17 individuals) Total	4,208,216	2.36%

*	Less than 1%.

(1)

We determined the number of shares of common stock beneficially owned by each person under rules promulgated by the SEC, based on information obtained from questionnaires, company records and filings with the SEC. In cases of holders who are not directors, director nominees and/or Named Executive Officers, public filings (and, consequently, ownership reflected here) often reflect holdings as of a date prior to March 1, 2012 (i.e., December 31, 2011). Percentage of beneficial ownership is, in all cases, based on the number of shares of the Company’s Common Stock outstanding as of March 1, 2012. The information is not necessarily indicative of beneficial ownership for any other purpose. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Shares of Common Stock issuable upon conversion of convertible notes, or the exercise of options or warrants currently exercisable, or exercisable within 60 days after March 1, 2012, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other persons.

(2)	The address for Glenview Capital Management LLC is 767 Fifth Avenue, 44th Floor, New York, New York 10153

(3)	The address for PRIMECAP Management Co. is 225 South Lake Avenue, Suite 400, Pasadena, California 91101

(4)	The address for BlackRock, Inc is 40 East 52nd Street, New York, New York 10022.

(5)	The address for The Vanguard Group, Inc. is 455 Devon Park Drive, Wayne, Pennsylvania 19087

(6)

Includes 334,131 shares in family trust, 13,979.35 shares under the deferred compensation plan, 37,531 shares of restricted stock units vesting within 60 days and 1,171,824 shares issuable upon exercise of options exercisable within 60 days.

(7)

Includes 59,600 shares owned directly by Mr. Hoffmeister, 8,993.46 shares under the deferred compensation plan, 9,383 shares of restricted stock units vesting within 60 days and 522,315 shares issuable upon exercise of options exercisable within 60 days.

(8)

Includes 40,496 shares owned directly by Mr. Cottingham, 4,551.64 shares under the deferred compensation plan, 5,630 shares of restricted stock units vesting within 60 days, and 342,523 shares issuable upon exercise of options exercisable within 60 days.

(9)

Includes 57,869 shares owned directly Mr. Stevenson, 15,814.64 shares under the deferred compensation plan, 18,765 shares of restricted stock units vesting within 60 days, and 233,300 shares issuable upon exercise of options exercisable within 60 days.

(10)

Includes 23,805 shares owned directly by Dr. Leddy, 3,720.09 shares under the deferred compensation plan, 5,630 shares of restricted stock units vesting within 60 days, and 451,004 shares issuable upon exercise of options exercisable within 60 days.

(11)	Includes 7,622 shares owned directly by Ms. Richard, 4,989 shares of restricted stock units vesting within 60 days, and 37,610 shares issuable upon exercise of options exercisable within 60 days.

(12)	Includes 2,747 shares owned directly by Mr. Adam, 13,558 fully vested restricted stock units issuable upon termination, and 4,021 shares of restricted stock units vesting within 60 days.

(13)

Includes of 4,052 shares owned directly, 4,000 shares owned by family trust in which Mr. Dittamore has a beneficial interest, 20,215 fully vested restricted stock units issuable upon termination, 4,021 shares of restricted stock units vesting within 60 days, and 88,000 shares issuable upon exercise of options exercisable within 60 days.

(14)

Includes 12,052 shares owned by family trust in which Mr. Grimm has a beneficial interest, 19,003 fully vested restricted stock units issuable upon termination, 4,021 shares of restricted stock units vesting within 60 days, and 48,000 shares issuable upon exercise of options exercisable within 60 days.

(15)

Includes 4,000 shares owned directly by Mr. Iyer, 23,055 fully vested restricted stock units issuable upon termination, 4,021 shares of restricted stock units vesting within 60 days, and 48,000 shares issuable upon exercise of options exercisable within 60 days.

(16)

Includes 1,081 shares owned directly by Dr. Levine, 38,021 fully vested restricted stock units issuable upon termination, 4,021 shares of restricted stock units vesting within 60 days, and 44,967 shares issuable upon exercise of options exercisable within 60 days.

(17)

Includes 13,000 shares owned directly by Mr. Longfield, 28,688 fully vested restricted stock units issuable upon termination, 4,021 shares of restricted stock units vesting within 60 days, and 38,009 shares issuable upon exercise of options exercisable within 60 days.

(18)

Includes 8,200 shares owned directly by Mr. Lorimier, 23,055 fully vested restricted stock units issuable upon termination, 4,021 shares of restricted stock units vesting within 60 days, and 88,000 shares issuable upon exercise of options exercisable within 60 days.

(19)

Includes 70,000 shares owned directly by Mr. Matricaria, 23,055 fully vested restricted stock units issuable upon termination, 4,021 shares of restricted stock units vesting within 60 days, and 48,000 shares issuable upon exercise of options exercisable within 60 days.

(20)	Includes 750 shares owned directly by Dr. Pescovitz and 1,610 shares under the deferred compensation plan.

(21)

Includes 19,329 fully vested restricted stock units issuable upon termination, 4,021 shares of restricted stock units vesting within 60 days, and 1,918 shares issuable upon exercise of options exercisable within 60 days.

(22)

Includes 552 shares owned directly by Dr. U’Prichard, 19,003 fully vested restricted stock units issuable upon termination, 4,021 shares of restricted stock units vesting within 60 days, and 3,000 shares issuable upon exercise of options exercisable within 60 days.

(23)	Disclosures with respect to the stock ownership guidelines for each Director are set forth in the section titled “Director Compensation”.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In the last fiscal year, there has not been, nor are there currently proposed, any transactions or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer (at the time of the transaction), holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements agreements described in the “Executive Compensation Discussion and Analysis”.

Procedures for Approval of Related Party Transactions

Pursuant to the Life Technologies Protocol and the Audit Committee Charter, the executive officers, directors and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into a related party transaction with the Company without the consent of the Audit Committee (or other independent committee of the Board in cases where it is inappropriate for the Audit Committee to review such transaction due to a conflict of interest). Any request for the Company to enter into a transaction with an executive officer, director, principal stockholder or any of such persons’ immediate family members or affiliates in which the amount involved exceeds $120,000 must be presented to the Audit Committee for review, consideration and approval. In approving or rejecting the proposed transaction, the Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including, but not limited to, the risks, costs, and benefits to the Company, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence. The Audit Committee shall only approve those transactions that, in light of known circumstances, are in or are not inconsistent with, our best interests, as determined in good faith by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the executive officers, directors and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. SEC regulations require these individuals to give us copies of all Section 16(a) forms they file.

Based solely on a review of forms that were furnished to us and written representations from reporting persons, we believe that our executive officers, directors and, if applicable, more than 10% stockholders have complied with all filing requirements related to Section 16(a).

THE LIFE TECHNOLOGIES PROTOCOL

The Company has adopted a code of ethics applicable to all of its employees, including the principal executive officer, principal financial officer, principal accounting officer, its controller, and all of its directors. The code of ethics is called the Life Technologies Protocol, and a copy is posted to our internet site at www.lifetechnologies.com.

ITEMS FOR STOCKHOLDER CONSIDERATION

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will be asked to elect three nominees to be directors. The nominees for election at the 2012 Annual Meeting of Stockholders Donald W. Grimm, Ora H. Pescovitz, M.D. and Per A. Peterson, Ph.D.

We previously had a classified Board of Directors, such that directors in designated classes (Class I, II and III) were elected for three-year terms, however, at the 2011 Annual Meeting of Stockholders, the Company’s stockholders voted for actions which resulted in a phased declassification of the Board of Directors beginning this year. Per the declassification process, by 2014, all directors of the Company will be subject to annual election.

At last year’s Annual Meeting of Stockholders, four individuals (Balakrishnan S. Iyer, Gregory T. Lucier, Ronald A. Matricaria, and David C. U’Prichard, Ph.D.) were elected to a three-year term as “Class III” directors, and two individuals (William H. Longfield and Ora H. Pescovitz, M.D.) were elected to join Donald W. Grimm and Per A. Peterson as “Class I” directors. Our four “Class II” directors (George F. Adam, Jr., Raymond V. Dittamore, Arnold J. Levine, Ph.D., and Bradley G. Lorimier) were previously elected to a three-year term which ends at the 2013 Annual Meeting of Stockholders.

At this 2012 Annual Meeting of Stockholders, three former “Class I” directors (Donald W. Grimm, Ora H. Pescovitz, M.D. and Per A. Peterson, Ph.D.) are at the end of their previously-approved terms, and are up for election for a one-year term (the shorter term on account of the declassification of our board as noted above). Mr. Longfield will be retiring as a director immediately following the Annual Meeting in accordance with our Corporate Governance Principles, which provide that the Board may only nominate individuals who are 72 years of age or younger on the date of the election of such individual. The Board has chosen not to fill the vacancy created by Mr. Longfield’s retirement.

If a quorum is present at the Annual Meeting (representation, including via proxy, of a majority of all the outstanding shares of stock entitled to vote), each of the three nominees for director receiving the majority of votes cast for such nominee will be elected. If elected, the nominees for the three nominees will serve as directors until the Annual Meeting of Stockholders in 2013, in each case until his or her successor is elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), your proxy may be voted for such substitute nominee as the proxy holders may designate.

Vote Required and Board of Directors Recommendation

If a quorum is present and voting, each of the three nominees that receive a majority of votes cast “FOR” such nominee will be elected. A majority of the votes cast means that the number of shares voted “FOR” a director exceeds the number of votes cast “AGAINST” that nominee. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote for the nominees, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote. If a director nominee then serving on the Board does not receive the required majority, the director shall tender his or her resignation to the Board. Within ninety (90) days after the date of the certification of the election results, the Governance and Nominating Committee or other committee that may be designated by the Board will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken, and the Board will act on such Committee’s recommendation and publicly disclose its decision and the rationale behind it.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ended December 31, 2012. Ernst & Young has acted in such capacity since its appointment in fiscal year 2002. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if the representatives desire to do so, and are expected to be available to respond to appropriate questions. With respect to broker non-votes, however, brokers have the discretion to ratify the appointment of the independent registered public accounting firm since the ratification is considered a routine matter.

Vote Required and Board of Directors Recommendation

The affirmative vote of the holders of a majority of the shares of Common Stock cast at the Annual Meeting is required for ratification of this selection. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to the ratification of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPOINTMENT

OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

PROPOSAL 3

APPROVE A NON-BINDING ADVISORY RESOLUTION REGARDING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act) requires that we provide our stockholders with the opportunity to cast a non-binding advisory vote on the endorsement of executive compensation for our Named Executive Officers through a non-binding advisory resolution such as:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers named in the Summary Compensation Table, as described in the Company’s 2012 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables, narrative disclosures and related footnotes describing Named Executive Officer compensation.”

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our compensation principles and underlying programs are designed to attract, motivate and retain key executive talent that will drive the creation of sustainable long-term value for stockholders.

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Our executive compensation programs are designed to ensure that a significant portion of pay should be variable or “at risk” and to link the realized value of compensation with company performance and the returns delivered to stockholders.

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We require executives to maintain a significant level of equity ownership in Life Technologies and provide a meaningful portion of our executives’ total compensation in the form of equity-based long-term incentives, further driving the link between stockholder value and executive rewards.

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We consistently monitor our executive compensation programs to ensure best practices against corporate governance standards as well as competitiveness against pay programs at companies in our industry of similar size and complexity.

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. In addition, your vote will not create or imply any additional fiduciary duty on the part of the Board and will not restrict or limit the ability of our stockholders to make proposals for inclusion in proxy materials related to executive compensation. However, the Compensation and Organizational Development Committee of the Board (the Compensation Committee) will take into account the outcome of the vote when considering future executive compensation decisions for our Named Executive Officers, but the Board and Compensation Committee reserve the right to determine executive compensation irrespective of whether the stockholders approved the compensation for our Named Executive Officers.

Required Vote and Board Recommendation

The affirmative vote of the holders of a majority of the shares of Common Stock cast at the Annual Meeting is required for approval of the non-binding advisory vote on the compensation of the Company’s Named Executive Officers. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to the voting on this matter.

The Board recommends that stockholders vote FOR approval of, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, which disclosure includes the “Executive Compensation Discussion and Analysis,” the compensation tables, narrative disclosures and related footnotes describing Named Executive Officer compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

ADDITIONAL INFORMATION

Stockholders Sharing the Same Last Name and Address.    In accordance with notices that we sent to certain stockholders, we are sending only one copy of the Company’s Annual Report and Proxy Statement to stockholders who share the same last name and address, unless they have notified the Company that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of the Company’s Annual Report and/or Proxy Statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to Investor Relations via e-mail at ir@lifetech.com or by mail to Investor Relations, Life Technologies Corporation, 5791 Van Allen Way, Carlsbad, CA  92008, or call at (760) 603-7208. We will promptly send additional copies of the Annual Report and/or Proxy Statement upon receipt of such request. You may also contact the Company if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing Life Technologies stock at two different brokerage firms, your household will receive two copies of the Life Technologies Annual Meeting materials — one from each brokerage firm.

Stockholder Communications with Board of Directors.    Any stockholder who wishes to communicate with the Board, any committee of the Board, any individual director (including our Presiding Director), or the independent directors as a group may do so by writing to the Company’s Secretary at the following address: 5791 Van Allen Way, Carlsbad, CA  92008, Attention: Corporate Secretary. The name or title of any specific recipient or group should be noted in the communication. Communications from stockholders are distributed by the Secretary to the Board or to the committee or director(s) to whom the communication is addressed, however the Secretary will not distribute items that are unrelated to the duties and responsibilities of the Board, such as spam, junk mail and mass mailings, business solicitations and advertisements, and communications that advocate the Company’s engaging in illegal activities or that, under community standards, contain offensive, scurrilous or abusive content.

Stockholder Proposals for 2013 Annual Meeting.    Stockholders interested in submitting a proposal for inclusion in our proxy materials for our 2013 Annual Meeting of Stockholders must do so by sending such proposal to our Corporate Secretary at our principal executive offices at 5791 Van Allen Way, Carlsbad, California 92008, Attention: Corporate Secretary. Under the SEC’s proxy rules, the deadline for submission of proposals to be included in our proxy materials for the 2013 Annual Meeting of Stockholders is November 9, 2012. Accordingly, in order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2013 Annual Meeting of Stockholders, any such stockholder proposal must be received by our Corporate Secretary on or before November 9, 2012, and comply with the procedures and requirements in Rule 14a-8 under the Securities Exchange Act of 1934, as well as the applicable requirements of our Bylaws discussed below. Any stockholder proposal received after November 9, 2012 will be considered untimely, and will not be included in our proxy materials. In addition, stockholders interested in submitting a proposal outside of Rule 14a-8 must properly submit such a proposal in accordance with our Bylaws.

Advance Notice for Proposals for Business to be Discussed at the 2013 Annual Meeting.    Our Bylaws require advance notice of business to be brought before a stockholders’ meeting, including nominations of persons for election as directors. To be timely, notice to our Corporate Secretary must be received at our principal executive offices not less than 120 days or more than 150 days prior to the anniversary date of the preceding year’s annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters, except if we did not hold an annual meeting the previous year, or if the date of this year’s Annual Meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials, and not later than the close of business on the later of (i) the 90th day prior to the scheduled annual meeting or (ii) the 15th day following the day on which public announcement of the date of annual meeting was first made. For the Company’s 2013 Annual Meeting of Stockholders, proper notice of business that is intended for inclusion in the Company’s proxy statement must be received no earlier than November 26, 2012, nor later than the close of business on December 26, 2012.

A copy of our Bylaws may be obtained by written request to the Corporate Secretary at the same address. Our Bylaws are also available on the Investor Relations section of our website at ir.lifetechnologies.com.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business the Board of Directors intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

John A. Cottingham
Chief Legal Officer & Secretary

March 9, 2012

Carlsbad, California

ANNUAL MEETING OF LIFETECHNOLOGIES CORPORATION Date: April 26, 2012 Time: 8:00 A.M. (Local Time) Place: The Four Seasons Hotel San Francisco - located at 757 Market Street, San Francisco, CA  94103 See Voting Instruction on Reverse Side. Please make your marks like this: Use dark black pencil or pen only Unless otherwise specified, this proxy will be voted FOR the proposals set forth in the Proxy Statement. 1: Please vote to elect the Company’s directors. Three directors are nominated for election to office for a one-year term (term to expire 2013). For Against Abstain Recommend 01 Donald W. Grimm FOR 02 Ora H. Passivity, M.D. for 03 Per A. Peterson, Ph.D. FOR 2: Ratification of appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31,2012. 3: Approval of a non-binding advisory FOR resolution regarding the compensation of the Company’s named executive officers for the fiscal year ended December 31, 2011 (Named Executive Officers) To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures - This section must be completed for your Instructions to be executed. Discretionary authority is hereby granted with respect to such other matters as may properly come before the Annual Meeting. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Me technologies’ Annual Meeting of Life Technologies Corporation to be held on Thursday, April 26, 2012 for Holders as of February 27, 2012 This proxy is being solicited on behalf of the Board of Directors INTERNET VOTED BY: Call TELEPHONE Go to www.proxypush.com/life 866-390-5390 Cast your vote online OR Use any touch-tone telephone. View Meeting Documents. Have Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions. MAIL OR Mark, sign and date your Voting Instruction Form/Proxy Card. Detach your Voting Instruction Form/Proxy Card. Return your Voting Instruction Form/Proxy Card in the postage-paid envelope provided. Would you like to make a comment about the company? Please use the voting website above to write to Life Technologies. All votes must be received by April 25, 2012 at 5:00 P.M. EDT. PROXY TABULATOR FOR Life LIFETECHNOLOGIES CORPORATION technologies P.O. BOX 8016 CARY, NC 27512-9903 EVENT # CLIENT # OFFICE # Please saparate carefully at the perforation and return just this portion in the envelope provided.

Revocable Proxy- Life Technologies Corporation Annual Meeting of the Stockholders April 6,2012-8:00 A.M.(local time) This Proxy is solicited on behalf of the Board of Directors. The undersigned hereby appoints David F. Hoffmeister and John A. Cottingham and each of them, proxies with power of substitution to vote on behalf of the undersigned may be entitled to vote at the Annual Meeting of the stockholders of life Technologies Corporation 0n April 26, 2012, and any adjournments thereof, as set forth below, with all powers that the undersigned would process if personality present. This Proxy is recoverable and will be voted as directed. However, if no instructions are specified in Item 1, and FOR Items 2 and 3. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)